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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-121174

PROSPECTUS

iStar Financial Inc.

        Offer to Exchange iStar Financial Inc. 5.70% Series B Senior Notes due 2014
for Any and All Outstanding TriNet Corporate Realty Trust, Inc. 7.70% Notes due 2017
and Solicitation of Consents
Cusip No. 896287 AC3

This Exchange Offer and Consent Solicitation Will Expire at 12:00 Midnight, New York City Time,
On February 24, 2005, Unless Extended.

Terms of The Exchange Offer and Consent Solicitation:

        — We are offering to exchange iStar Financial Inc. 5.70% Series B Senior Notes due 2014, to which we refer in this prospectus as the iStar Notes, for any and all of the outstanding 7.70% Notes due 2017 of our wholly-owned subsidiary, TriNet Corporate Realty Trust, Inc., to which notes we refer in this prospectus as the TriNet Notes, that are validly tendered, not withdrawn and accepted by us. The amount of iStar Notes that you will receive is based on a fixed-spread pricing formula described in this prospectus.

        We are concurrently soliciting consents from the holders of the TriNet Notes to amend the indenture governing the TriNet Notes in order to eliminate or waive most of the restrictive covenants and to amend some of the events of default, as described in this prospectus. In order to tender TriNet Notes in the exchange offer, you must also provide your consent to the proposed amendments.

        We want to encourage eligible holders to tender early. Accordingly, the exchange price described in this prospectus includes a consent amount of $20.00 per $1,000 principal amount. The consent amount is only offered to eligible holders who validly tender their TriNet Notes on or prior to 5:00 pm New York City time on the consent date of February 8, 2005 and do not validly withdraw their tenders on or before that date. If you tender your TriNet Notes after the consent date, the consent amount will be deducted from the exchange price. Holders will not receive any iStar Notes, unless and until we consummate the exchange offer.

        — To the extent we receive the requisite consents, we expect to enter into a supplemental indenture giving effect to the proposed amendments on the consent date, and thereafter you will not be permitted to withdraw the TriNet Notes you tender. If we make a material change in the terms of the exchange offer, we will disseminate additional offering materials and extend the exchange offer to the extent required by law, and you will have the right to withdraw your tendered TriNet Notes. We will make a public announcement, by press release, on the business day following the execution of the supplemental indenture. Upon such execution, the terms of the supplemental indenture will become effective. The proposed amendments will not become operative until we accept and consummate the exchange of all notes that are validly tendered. Accordingly, to the extent we terminate the offer without acceptance of tendered notes, all tendered notes will be returned to the tendering holders, the supplemental indenture, although previously executed, will be terminated, and the proposed amendments will not become operative.

        — If you tender TriNet Notes after the consent date, you may withdraw them at any time prior to the expiration of the exchange offer and consent solicitation. If you revoke your consent, you will be deemed to have also withdrawn all notes you have tendered.

        — If you do not exchange your TriNet Notes and the proposed amendments and waivers are adopted, you will continue to hold those notes, but most of the restrictive covenants will be eliminated or waived and some of the events of default in the indenture governing the TriNet Notes will be modified.

        — Our obligation to exchange iStar Notes for TriNet Notes is subject to the satisfaction of several conditions, including, but not limited to, receipt of tenders from holders of at least a majority of the aggregate principal amount of the TriNet Notes.

The iStar Notes:

        — Obligor: iStar Financial Inc., the parent company of TriNet Corporate Realty Trust, Inc.

        — Maturity Date: March 1, 2014.

        — Interest Rate: 5.70% per year, payable semi-annually on March 1 and September 1 of each year, beginning March 1, 2005. Interest on the iStar Notes issued in the exchange offer will accrue from and including September 1, 2004.

        — Outstanding Amount: The iStar Notes to be issued under this prospectus will form part of an existing series of our oustanding debt securities and are expected to be fungible and trade interchangeably with those previously issued securities. Immediately prior to the consummation of the exchange offer, there will be $250,000,000 aggregate principal amount of iStar Notes outstanding.

        — Ratings: The iStar Notes have investment grade ratings of Baa3, BBB- and BBB- by Moody's Investors Service, Standard & Poors and Fitch Ratings, respectively. The TriNet Notes have below-investment grade ratings of Ba1 and BB+ by Moody's Investors Service and Standard & Poors, respectively, and are rated BBB- by Fitch Ratings.

        — Ranking: The iStar Notes will be our unsecured senior obligations, rank pari passu in right of payment to all of our existing and future senior indebtedness and will rank senior in right of payment to all of our existing and future subordinated indebtedness, if any.

        We encourage you to consider carefully the "Risk Factors" beginning on page 13 of this prospectus in evaluating the exchange offer and consent solicitation.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The Dealer Manager for the Exchange Offer and Solicitation Agent for the Consent Solicitation is:
Bear, Stearns & Co. Inc.
January 25, 2005

Creative Capital Solutions and the iStar Financial logo are
registered trade marks of iStar Financial Inc.

i

QUESTIONS AND ANSWERS
ABOUT THE EXCHANGE OFFER AND CONSENT SOLICITATION

        Q:    What is the proposed transaction?

        A:    We are offering to exchange our iStar Financial Inc. 5.70% Series B Senior Notes due 2014, or the iStar Notes, for all of the outstanding TriNet Corporate Realty Trust, Inc. 7.70% Notes due 2017, or the TriNet Notes. We are also soliciting consents to amend the indenture governing the TriNet Notes in order to eliminate or waive most of the restrictive covenants and to amend some of the events of default governing the TriNet Notes. Holders that participate in this exchange offer will be bound by the covenants of the iStar Notes. (See "Proposed Amendments to the TriNet Notes" and "Description of the iStar Notes.")

        Q:    What will I receive in this exchange offer and consent solicitation if I tender my TriNet Notes?

        A:    For each $1,000 principal amount of TriNet Notes tendered, holders will receive iStar Notes in an amount equal to $1,000 multiplied by the exchange ratio and rounded down to the nearest $1,000 principal amount. The amount rounded down which is less than $1,000 will be paid to holders as residual cash. The exchange ratio will be calculated by determining the exchange price for the TriNet Notes on February 22, 2005 and dividing it by the new issue price for the iStar Notes as of that same date. In calculating these values, we will be determining the discounted value of the remaining payments of principal and interest on the TriNet Notes and iStar Notes using discount rates determined by reference to a benchmark U.S. Treasury Security, and adding pre-determined fixed spreads for the TriNet Notes and the iStar Notes. The values for each set of notes will also include accrued and unpaid interest up to, but not including, the settlement date. If you tender your TriNet Notes on or before the consent date of February 8, 2005 and do not validly withdraw your TriNet Notes prior to the consent date, the exchange price will also include the consent amount. If you tender your TriNet Notes after the consent date and do not withdraw them prior to the expiration date of the exchange offer the exchange price will be reduced by $20.00 per $1,000 principal amount which represents the consent amount.

        For a complete description of the calculation of the exchange ratio, see "Prospectus Summary—The Exchange Offer and Consent Solicitation."

        Q:    Will I receive a payment for accrued and unpaid interest on the TriNet Notes? Will I have to make a payment in respect of accrued and unpaid interest on the iStar Notes?

        A:    No. Since the exchange ratio calculation takes into account accrued interest on both the TriNet Notes and the iStar Notes, we will not make any cash payment to you in respect of accrued interest on the TriNet Notes surrendered for exchange, nor will any holder of TriNet Notes be required to make any cash payment to us in respect of accrued interest on the iStar Notes issued in the exchange offer. Interest on the iStar Notes will accrue from, and including, September 1, 2004, the most recent interest payment date on the iStar Notes.

        Q:    Why are we proposing this transaction?

        A:    TriNet is only required to file reports due to the filing requirement in the indenture. These reporting obligations are becoming increasingly burdensome and costly. We are seeking to consolidate all of our securities laws reporting obligations at iStar Financial. We are also considering simplifying our corporate structure by consolidating TriNet into iStar through a merger, liquidation or other appropriate method. The exchange offer and proposed indenture amendments will facilitate these objectives. TriNet also intends to solicit consents from holders of its 7.95% Notes due 2006, which is TriNet's only other outstanding series of debt securities, to amend the restrictive covenants and events of default in those securities, which are substantially similar to those in the TriNet Notes, to allow us to consolidate our reporting obligations and to facilitate a consolidation of TriNet with iStar. The successful completion of that consent solicitation is not a condition to the consummation of this exchange offer and consent solicitation. See "Prospectus Summary—Recent Developments."

        Q:    What are the benefits to me of this exchange offer and consent solicitation?

        A:    We believe that holders of the TriNet Notes may prefer to exchange their notes for debt securities of an entity with higher credit ratings, a more attractive capitalization, significantly greater assets and access to external sources of capital. In the exchange offer, we expect that you will receive a principal amount of iStar Notes greater than the principal amount of TriNet Notes you surrender. The iStar Notes currently have investment grade ratings from Moody's Investors Service and Standard & Poors, while the TriNet Notes are non-recourse to iStar Financial Inc., are rated below investment grade by these agencies and are rated investment grade only by Fitch Ratings. In addition, there will be $250 million of iStar Notes outstanding prior to the consummation of the exchange offer, which should provide holders of TriNet Notes with greater liquidity subsequent to the consummation of the exchange offer and consent solicitation.

        Q:    What are the risks to me if I tender my TriNet Notes in this exchange offer and consent solicitation?

        A:    There are a number of risks if you tender TriNet Notes in the exchange offer and consent solicitation, including, among others:

  •
  you may not receive payment on the iStar Notes because we will continue to have substantial indebtedness, and we may not be able to generate sufficient cash flows;

  •
  the iStar Notes are, similarly to the TriNet Notes, structurally subordinated to the debt of the issuer's subsidiaries; at September 30, 2004, iStar's subsidiary debt was $2.1 billion (including $0.2 billion of debt of TriNet and its subsidiaries), whereas TriNet's subsidiary debt was $104.1 million; and

  •
  we may be unable to purchase the iStar Notes upon a change of control because we may have insufficient funds.

        For a discussion of these and other risks, see "Risk Factors—Risks Related to the iStar Notes."

        Q:    What are the risks to me if a majority of the TriNet Notes are tendered but I do not tender my TriNet Notes?

        A:    If you do not tender your TriNet Notes in this exchange offer and consent solicitation and the proposed amendments are adopted, you will continue to hold those notes, but most of the restrictive covenants will be eliminated or waived and some of the events of default in the indenture governing the TriNet Notes will be modified. The modification of the restrictive covenants and other provisions could permit us to cause TriNet to take actions that could be adverse to the holders. Moreover, if we receive tenders from holders of at least a majority of the aggregate principal amount of the TriNet Notes, less than $50.0 million in aggregate principal amount of the TriNet Notes will remain outstanding after the completion of this exchange offer and consent solicitation. The ability to sell any of the TriNet Notes that remain outstanding after the exchange offer and consent solicitation could, therefore, be limited.

        Q:    What are the consequences if the exchange offer and consent solicitation are not consummated?

        A:    If we are unable to consummate the exchange offer and consent solicitation, then the TriNet Notes will remain outstanding as obligations of TriNet and TriNet will continue to be subject to the covenants and other terms governing the TriNet Notes.

        Q:    When does the exchange offer and consent solicitation expire?

        A:    Unless we extend this exchange offer and consent solicitation, it will expire at 12:00 midnight, New York City time, on February 24, 2005. We do not currently intend to extend the expiration date of the exchange offer and consent solicitation, though we may do so at any time in our sole discretion.

        Q:    Under what circumstances can this exchange offer and consent solicitation be extended?

        A:    We expressly reserve the right, at any time or from time to time, to extend the period of time during which this exchange offer and consent solicitation is open.

        Q:    How will I be notified if this exchange offer and consent solicitation is extended?

        A:        If we decide to extend the exchange offer and consent solicitation, we will notify the exchange agent of any extension. We also will issue a press release or make another form of public announcement of the extension no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date.

        Q:    What are the conditions to this exchange offer and consent solicitation?

        A:    This exchange offer and consent solicitation is conditioned on, among other things, our receiving tenders from holders of a majority of the principal amount outstanding of the TriNet Notes, unless we waive that condition. For more information regarding the conditions to this exchange offer and consent solicitation, please see the section of this prospectus entitled "The Exchange Offer and Consent Solicitation—Conditions to this Exchange Offer and Consent Solicitation."

        Q:    May I tender a portion of the TriNet Notes that I hold?

        A:    Yes. You do not have to tender all of the TriNet Notes that you hold in order to participate in this exchange offer and consent solicitation. However, the consummation of this exchange offer and consent solicitation is conditioned upon our receiving tenders of a majority of the principal amount of the TriNet Notes, unless we waive that condition.

        Q:    May I tender the TriNet Notes that I hold without consenting to the proposed amendments?

        A:    No. If you tender your TriNet Notes in the exchange offer and consent solicitation, you will automatically consent to the proposed amendments to the indenture governing those TriNet Notes. The provisions of the indenture that we are proposing to amend may be amended with the consent of holders of at least a majority of the principal amount of notes outstanding under the indenture.

        Q:    Will my rights as a holder of TriNet Notes change if I tender my TriNet Notes in this exchange offer and consent solicitation?

        A:    Yes. Currently, your rights as a holder of TriNet Notes are governed by the indenture under which those notes were issued. If you exchange your TriNet Notes for iStar Notes, your rights as a holder of iStar Notes will be governed by a new indenture under which the iStar Notes will be issued, the terms of which are described in this prospectus under "Description of the iStar Notes."

        Q:    What are the tax consequences of my participation in this exchange offer and consent solicitation?

        A:    If you tender your TriNet Notes on or before the consent date of February 8, 2005, and do not validly withdraw your TriNet Notes prior to the consent date (an "early consenting holder"), we believe that your exchange of TriNet Notes for iStar Notes should not result in a deemed exchange under Section 1001 of the Internal Revenue Code of 1986, as amended, or Code, because based on all the facts and circumstances, the terms of the iStar Notes will not result in an alteration of the legal rights and obligations of the early consenting holders in a manner or to a degree that is economically significant or would be treated as a "significant" modification for the U.S. federal income tax purposes. As a result, an early consenting holder should not recognize any gain or loss for U.S. federal income tax purposes, and such holder should continue to have the same adjusted tax basis and holding period in the New Notes after such modifications as it had in the TriNet Notes prior to such modifications.

        If you tender your TriNet Notes, but are not an early consenting holder (a "late consenting holder"), we believe that your exchange should be treated as a deemed exchange under Section 1001 that will qualify as a recapitalization under Section 368(a)(1)(E) of the Code, and, as a result, you may recognize gain (but not loss) in the exchange, which gain will be limited to the lesser of: (i) the fair market value of the excess of the principal amount of the iStar Notes over the TriNet Notes (the "excess principal amount"); and (ii) the late consenting holder's gain realized on the exchange determined by comparing the value of all property (including the excess principal amount) received by the late consenting holder with the late consenting holder's adjusted tax basis in the TriNet Notes. However, you are urged to consult your own tax advisor as to the consequences to you of participating in the exchange offer and consent solicitation. For more information, see "Material Federal Income Tax Consequences."

        Q:    What are the tax consequences to me if I do not tender my TriNet Notes in this exchange and consent solicitation?

        A:    We believe that you should recognize no gain or loss for U.S. federal income tax purposes if you do not tender your TriNet Notes in this exchange offer and consent solicitation. However, you are urged to consult your own tax advisor. For more information, see "Material Federal Income Tax Consequences."

        Q:    Has the board of directors of iStar Financial Inc. or any other party recommended that I tender the TriNet Notes that I hold under this exchange offer and consent solicitation?

        A:    No. None of our boards of directors, the dealer manager, the information agent or the exchange agent expresses any opinion, and each is remaining neutral, regarding any recommendation to you whether or not to tender the TriNet Notes that you hold under this exchange offer and consent solicitation because the risks and benefits of the exchange offer and consent solicitation to you will depend on your particular situation or status. In addition, we have not authorized anyone to make a recommendation regarding this exchange offer and consent solicitation.

        Q:    If I tender the TriNet Notes that I hold and consent to the proposed amendments, will I be able to revoke this decision if I later change my mind?

        A:    To the extent we receive the requisite consents, we expect to enter into a supplemental indenture giving effect to the proposed amendments on the consent date, and thereafter you will not be permitted to withdraw the TriNet Notes you tender. If we make a material change in the terms of the exchange offer, we will disseminate additional offering materials and extend the exchange offer to the extent required by law, and you will have the right to withdraw your tendered TriNet Notes. We will issue a press release on the business day following the execution of the supplemental indenture. Upon such execution, the terms of the supplemental indenture will become effective. The proposed amendments will not become operative until we accept and consummate the exchange of all notes that are validly tendered. Accordingly, to the extent we terminate the offer without acceptance of tendered notes, all tendered notes will be returned to the tendering holders, the supplemental indenture, although previously executed, will be terminated, and the proposed amendments will not become operative.

        If you tender TriNet Notes after the consent date, you may validly withdraw them prior to 12:00 midnight New York City time on the expiration date. You may not revoke your consent unless you also withdraw your tender, and if you revoke your consent, you will be deemed to have also withdrawn the notes you have tendered.

        For a withdrawal to be effective:

  •
  if you hold your TriNet Notes through DTC, you must comply with the appropriate procedures of DTC's automated program; or

  •
  if you do not hold your TriNet Notes through DTC, you must send written notice of withdrawal to the exchange agent at its address on the back cover of this prospectus.

        For additional information regarding a withdrawal of notes that you have already tendered in this exchange offer and consent solicitation, please see the section of this prospectus entitled "The Exchange Offer and Consent Solicitation—Withdrawals of Tenders and Revocation of Consents."

        Q:    How do I exchange the TriNet Notes that I hold?

        A:    If you wish to exchange your TriNet Notes in this exchange offer and consent solicitation, you must comply with one of the following procedures:

  •
  if you hold your position through DTC, provide a timely confirmation of a book-entry transfer of your notes into the account of the exchange agent;

  •
  if you hold your position through a broker dealer, commercial bank, trust company or other nominee, you must contact the holder of record promptly and instruct the holder of record to tender your notes on your behalf of DTC, plus either (1) a properly completed and executed consent and letter of transmittal, or (2) an agent's message in the case of a book-entry transfer; or

  •
  if you do not hold your position through DTC, certificates for your notes must be received by the exchange agent along with a properly completed and duly executed consent and letter of transmittal (or a manually signed facsimile of the consent and letter of transmittal), including any required signature guarantees.

        For additional information regarding the tender of your notes, please see the section of this prospectus entitled "The Exchange Offer and Consent Solicitation—Procedures for Tendering Notes."

        Q:    Who can help answer my questions?

        A:    If you have any questions about the exchange offer and consent solicitation, you should contact:

        The Dealer Manager for the Exchange Offer and Solicitation Agent for the Consent Solicitation is:

Bear, Stearns & Co. Inc.
Global Liability Management Group
383 Madison Avenue, 8th Floor
New York, New York 10179
(877) 696-BEAR (toll free)
(877) 696-2327

        If you need additional copies of this prospectus, you should contact:

The Information Agent for the Exchange Offer and Consent Solicitation is:

Georgeson Shareholder
17 State Street-10th Floor
New York, NY 10004
Banks and Brokers Call (212) 440-9800
All others call Toll-Free 1-(866) 873-6993

PROSPECTUS SUMMARY

        This summary may not contain all the information that may be important to you. You should read the entire prospectus, as well as the documents incorporated by reference in it, before making a decision to participate in the exchange offer and consent solicitation. All references to "we" or "us" in this prospectus refer to iStar Financial Inc. and its consolidated subsidiaries, unless the context indicates otherwise.

iStar Financial Inc.

        We are the leading publicly-traded finance company focused exclusively on the commercial real estate industry. We provide custom-tailored financing to high-end private and corporate owners of real estate nationwide, including senior and junior mortgage debt, senior and mezzanine corporate capital, and corporate net lease financing. Our objective is to generate consistent and attractive returns on our invested capital by providing innovative and value-added financing solutions to our customers. We deliver customized financial products and "one-call" responsiveness post-closing to sophisticated real estate borrowers and corporate customers who require a high level of creativity and service. Our ability to provide value-added financial solutions has consistently enabled us to realize margins and returns on capital that are more attractive than those earned by many other commercial finance companies.

        We began our business in 1993 through private investment funds formed to take advantage of the lack of well-capitalized lenders capable of servicing the needs of high-end customers in our markets. During our eleven-year history, we have structured or originated $11.6 billion of financing commitments.

        By capitalizing on our competitive strengths, we have delivered consistent financial performance, developed a high-quality, diversified asset base and established ourselves as a reliable provider of financial solutions for our customers.

        Our principal executive offices are located at 1114 Avenue of the Americas, New York, New York 10036, and our telephone number is (212) 930-9400. Our website is www.istarfinancial.com. The information on our website is not considered part of this prospectus. Our five primary regional offices are located in Atlanta, Boston, Dallas, Hartford and San Francisco. iStar Asset Services, our loan servicing subsidiary, is located in Hartford, and iStar Real Estate Services, our corporate facilities management division, is headquartered in Atlanta.

Recent Developments

Consent Solicitation for TriNet's 2006 Notes

        TriNet also intends to solicit consents of holders of its $50.0 million aggregate principal amount of 7.95% Notes due 2006 to amend the restrictive covenants in those notes and events of default in order to facilitate a merger or consolidation of TriNet into iStar. The 7.95% Notes due 2006 are TriNet's only series of outstanding debt securities, in addition to the TriNet Notes. The 7.95% Notes due 2006 contain restrictive covenants and events of default that are similar to those in the TriNet Notes (subject to the consent solicitation). TriNet will be soliciting consents to conform the covenants and some of the events of default in the 7.95% Notes due 2006 to those in the iStar Notes. The proposed amendments to the 7.95% Notes due 2006 will require the consent of holders of at least a majority of the outstanding aggregate principal amount of those Notes. If TriNet does not receive the requisite consents to amend the 7.95% Notes due 2006 and does not pursue other methods to redeem or retire those Notes, we and TriNet may elect not to proceed with a merger or consolidation. The exchange offer and consent solicitation which are the subject of this prospectus are not conditioned upon either: (1) the success of the consent solicitation with regard to TriNet's 2006 notes; or (2) a merger, consolidation or liquidation involving iStar and TriNet.

Recent Financial Information

        iStar has an equity market capitalization, as of December 3, 2004, of $5.5 billion. iStar's book equity totaled $2.5 billion at September 30, 2004, compared to TriNet's $0.7 billion of book equity at September 30, 2004. iStar and TriNet had total assets of $7.3 billion and $0.9 billion, respectively, and total debt of $4.7 billion and $0.2 billion, respectively, as of September 30, 2004. The weighted average remaining lease terms of iStar's and TriNet's sale/leaseback assets were 10.5 years and 3.7 years, respectively, at September 30, 2004.

The Exchange Offer and Consent Solicitation

Securities Offered	iStar Financial Inc. 5.70% Senior Notes due 2014.
Exchange Offer
We are offering to eligible holders of the TriNet Notes the opportunity to exchange, for each $1,000 aggregate principal amount of the TriNet Notes, iStar Notes in a principal amount calculated as described below.
Consent Solicitation
We are soliciting consents from the holders of TriNet Notes to eliminate or waive most of the restrictive covenants and amend certain events of default in the indenture governing the TriNet Notes. If you tender TriNet Notes, you will automatically be deemed to have consented to the proposed amendments. See "Proposed Amendments to TriNet Notes."
Determination of the Exchange Price of the TriNet Notes
The exchange price of the TriNet Notes will equal (rounded to the nearest cent): (1) the discounted value (calculated by the dealer manager in accordance with market practice by the formula set forth in Annex A to this prospectus) of the remaining payments of principal and interest on $1,000 principal amount of TriNet Notes through their maturity date at a discount rate equal to: (a) the bid-side yield on the reference U.S. Treasury Security listed below based on the bid-side price for the reference U.S. Treasury Security, at 2:00 PM, New York City time, on February 22, 2005 (the "pricing time," unless we extend the expiration date, in which case the pricing time will be 2:00 PM, New York City time, on the second business day prior to the expiration date as so extended) as displayed on the Bloomberg Government Pricing Monitor Page PX1 (the "quotation report"); plus (b) the fixed spread listed below. If you tender your TriNet Notes after the consent date, and do not withdraw them prior to the expiration of the exchange offer and consent solicitation, the exchange price for your TriNet Notes will be reduced by $20.00 per $1,000 principal amount, which represents the consent amount.
CUSIP No.	Note Description	Outstanding Principal Amount	Maturity Date	Reference U.S. Treasury Security	Fixed Spread (in basis points)
896287AC3	TriNet Corporate Realty Trust, Inc. 7.70% Senior Notes due 2017	$100,000,000	July 15, 2017	4 1/4% Notes due November 15, 2014	160

See "Description of the Exchange Offer—Determination of the Exchange Price."
Determination of the New Issue Price of the iStar Notes
The new issue price of the iStar Notes will equal (rounded to the nearest cent): (1) the discounted value (calculated by the dealer manager in accordance with market practice by the formula set forth in Annex B to this prospectus) of the remaining payments of principal and interest on $1,000 principal amount of iStar Notes through their maturity date at a discount rate equal to: (a) the bid-side yield on the reference U.S. Treasury Security listed below, based on the bid-side price for the reference U.S. Treasury Security at the pricing time (unless we extend the expiration date, in which case the pricing time will be 2:00 p.m., New York City time, on the second business day prior to the expiration date as so extended) as displayed on the Bloomberg Government Pricing Monitor Page PX1; plus (b) the fixed spread listed below.

CUSIP No.	Note Description	Outstanding Principal Amount	Maturity Date	Reference U.S. Treasury Security	Fixed Spread (in basis points)
45031UAH4	iStar 5.70% Series B Senior Notes due 2014	$250,000,000	March 1, 2014	4 1/4% Notes due November 15, 2014	125

See "Description of the Exchange Offer—Determination of New Issue Price."
Exchange Ratio
The exchange ratio is equal to the exchange price, which includes accrued and unpaid interest, divided by the new issue price, which includes accrued and unpaid interest. For each $1,000 principal amount of TriNet Notes tendered, holders will receive iStar Notes in an amount equal to $1,000 multiplied by the exchange ratio. Since the iStar Notes will be issued in denominations of $1,000, we will round the exchange ratio calculation down to the nearest $1,000 principal amount.

The difference between the result of the exchange ratio calculation before giving effect to rounding and the rounded principal amount of iStar Notes is referred to as residual cash. The residual cash amount will be adjusted by multiplying the residual cash amount by the new issue price divided by 1,000. The residual cash amount will be paid in cash to holders upon consummation of the exchange offer.
Consent Amount
The exchange price includes a consent amount of $20.00 per $1,000 principal amount. The consent amount is only offered to eligible holders who validly tender the TriNet Notes on or prior to the consent date of February 8, 2005 and do not validly withdraw their tenders on or before the consent date. Holders will not receive any iStar Notes, including the consent amount, unless and until the exchange offer is consummated. Eligible holders who validly tender their TriNet Notes after the consent date will receive, if the exchange offer is consummated, an amount of iStar Notes determined based on the exchange ratio which will be equal to the exchange price minus $20.00 per $1,000 principal amount, which represents the consent amount, divided by the new issue price. See "Description of the Exchange Offer—Terms of the Exchange Offer."
Accrued Interest on the iStar and TriNet Notes
Since the exchange ratio gives effect to accrued interest on the TriNet Notes and the iStar Notes, we will not make any cash payment in respect of accrued interest on the TriNet Notes exchanged, nor will any holder of TriNet Notes be required to make any cash payment in respect of accrued interest received in the exchange offer on the iStar Notes issued in the exchange offer. Interest on the iStar Notes will accrue from, and including, September 1, 2004, the most recent interest payment date on the iStar Notes.
Pricing Time
The pricing time will be 2:00 pm, New York City time on February 22, 2005, unless the expiration date is extended, in which case the pricing time will be 2:00 pm, New York City time on the second business day prior to the expiration date as so extended.
Information
Any questions concerning the terms of the exchange offer should be directed to the Global Liability Management Group at Bear Stearns at (877) 696-BEAR or (877) 696-2327. We will publicly announce, by press release, the exchange price for the TriNet Notes and the new issue price for the iStar Notes promptly after they are determined by the dealer manager.

You can obtain recently calculated hypothetical quotes of the yield of the reference U.S. Treasury Security, the exchange offer yield and the exchange price for the TriNet Notes prior to the pricing time, and can obtain the yield on the reference U.S. Treasury Security, the exchange offer yield and the new issue price for the iStar Notes prior to the pricing time, by contacting the Global Liability Management Group at Bear Stearns (877) 696-BEAR or (877) 696-2327.

Questions concerning tender procedures and requests for additional copies of this prospectus should be directed to the information agent at its address or telephone numbers listed on the back cover page of this prospectus.
Consent Date	The consent date will be 5:00 P.M., New York City time, on February 8, 2005, unless extended or earlier terminated by us.
Expiration Date	The expiration date of the exchange offer and consent solicitation will be 12:00 midnight, New York City time, on February 24, 2005, unless we extend it.
Settlement Date	Expected to be three business days subsequent to the expiration date.
Conditions to the Exchange Offer and Consent Solicitation
Our obligation to exchange TriNet Notes for iStar Notes pursuant to the exchange offer and consent solicitation is subject to the satisfaction of several conditions including, but not limited to receipt of tenders from holders of at least a majority of the aggregate principal amount of the iStar Notes.

See "The Exchange Offer and Consent Solicitation—Conditions to the Exchange Offer and Consent Solicitation" for a more complete description of the conditions to the exchange offer and consent solicitation.
Withdrawal Rights and Revocation of Consents
To the extent we receive the requisite consents, we expect to enter into a supplemental indenture giving effect to the proposed amendments on the consent date, and thereafter you will not be permitted to withdraw the TriNet Notes you tender. If we make a material change in the terms of the exchange offer, we will disseminate additional offering materials and extend the exchange offer to the extent required by law, and you will have the right to withdraw your tendered TriNet Notes. We will issue a press release on the business day following the execution of the supplemental indenture. Upon such execution, the terms of the supplemental indenture will become effective. The proposed amendments will not become operative until we accept and consummate the exchange of all notes that are validly tendered. Accordingly, to the extent we terminate the offer without acceptance of tendered notes, all tendered notes will be returned to the tendering holders, the supplemental indenture, although previously executed, will be terminated, and the proposed amendments will not become operative.

If you tender your TriNet Notes after the consent date, you may validly withdraw them at any time prior to the expiration of the tender offer and consent solicitation. Once you revoke your consents, you automatically will be deemed to have withdrawn your tender of TriNet Notes. If we decide for any reason not to accept any notes you have tendered for exchange, those notes will be returned to you without cost promptly after the expiration or termination of the exchange offer and consent solicitation. See "The Exchange Offer and Consent Solicitation—Withdrawal Rights and Revocation of Consents" for a more complete description of the tender and withdrawal provisions.

Certain U.S. Federal Income Tax Consequences
For a discussion of anticipated significant U.S. federal income tax consequences associated with the exchange of (and the failure to exchange) TriNet Notes for iStar Notes issued in the exchange offer and consent solicitation and the ownership and disposition of those iStar Notes see "Material Federal Income Tax Consequences." You should consult your own tax advisor as to the consequences to you of the exchange or failure to participate in the exchange offer and consent solicitation.
Use of Proceeds	We will not receive any cash proceeds from the exchange offer and consent solicitation.
Exchange Agent	Computershare Trust Company of New York.
Dealer Manager	Bear, Stearns & Co. Inc.
Information Agent	Georgeson Shareholder Communications Inc.

Summary Description of the iStar Notes

Issuer	iStar Financial Inc.
Securities Offered	Series B Senior Notes due 2014.
Existing Outstanding Principal Amount
The iStar Notes being offered in the exchange offer will form part of an existing series of outstanding debt securities and are expected to be fungible and trade interchangeably with those previously issued securities under the same CUSIP number. Immediately prior to the consummation of the exchange offer, there will be $250,000,000 aggregate principal amount of iStar Notes outstanding.
Maturity	March 1, 2014.
Interest Rate	5.70% per year (calculated using a 360-day year).
Interest Payment Dates	Each March 1 and September 1 beginning on March 1, 2005. Interest will accrue from September 1, 2004.
Ranking
The iStar Notes are our unsecured senior obligations and rank pari passu to our existing and future unsecured senior indebtedness and, to the extent we incur subordinated indebtedness in the future, senior to such indebtedness. The iStar Notes will be effectively subordinated to all of our secured indebtedness and all indebtedness of our subsidiaries. As of September 30, 2004, the aggregate amount of our outstanding consolidated indebtedness was $4.7 billion, of which approximately $2.1 billion was debt of our subsidiaries (including $0.2 billion of debt of TriNet and its subsidiaries).
Optional Redemption	The iStar Notes are redeemable prior to their maturity at a make-whole premium.
Change of Control Offer	If a change in control of our Company occurs, we must give holders of the iStar Notes the opportunity to sell us their iStar Notes at 101% of their face amount, plus accrued interest.
Certain Indenture Provisions	The indenture governing the iStar Notes contains covenants limiting our and our subsidiaries' ability to:
•	incur indebtedness;
•	repurchase equity interests or subordinated indebtedness;
•	merge or consolidate with another person; or
•	sell, lease or otherwise dispose of all or substantially all of our assets.

These covenants are subject to a number of important limitations and exceptions. In addition, certain of the covenants are not in effect at this time because the iStar Notes are rated investment grade. See "Description of iStar Notes—Certain Covenants."
Risk Factors
Investing in the Notes involves substantial risks. See "Risk Factors" in this prospectus for a description of certain of the risks you should consider before accepting iStar Notes in the exchange offer.

RISK FACTORS

        This section describes some, but not all, of the risks of tendering your notes for exchange in the exchange offer and consent solicitation. You should carefully consider these risks, in addition to the other information contained or incorporated by reference in this document, before tendering your notes for exchange in the exchange offer and consent solicitation. The risk factors set forth below, other than those that discuss the consequences of failing to exchange your outstanding notes in the exchange offer and consent solicitation, are generally applicable to both the TriNet Notes and the iStar Notes issued in the exchange offer and consent solicitation. In connection with the forward-looking statements that appear in this document, you should carefully review the factors discussed below and the cautionary statements referred to in "Forward-Looking Statements."

Risks Relating to the Exchange Offer

Consequences of Failure to Exchange

        If you fail to tender any of your TriNet Notes, we may not be able to complete the exchange offer and consent solicitation. If we are unable to complete the exchange offer and consent solicitation, the TriNet Notes will remain outstanding as obligations of TriNet and TriNet will continue to comply with the indenture governing the TriNet Notes.

        If we do complete the exchange offer and consent solicitation, most of the restrictive covenants under the indenture for the TriNet Notes will be eliminated or waived. Therefore, if you fail to tender any of your TriNet Notes, your TriNet Notes will lose the protection of these restrictive covenants. The modification of the restrictive covenants and other provisions could permit us to cause TriNet to take actions that could be adverse to the holders. Moreover, if we receive tenders from holders of at least a majority of the aggregate principal amount of the TriNet Notes, less than $50.0 million in aggregate principal amount of the TriNet Notes will remain outstanding after the completion of this exchange offer and consent solicitation. The ability to sell any of the TriNet Notes that remain outstanding after the exchange offer and consent solicitation could, therefore, be limited.

        In addition, the removal of most of the restrictive covenants under the indenture for the TriNet Notes, whether by elimination or waiver, may have a material impact on the trading value of any TriNet Notes that remain outstanding after the exchange offer and consent solicitation.

The consummation of the exchange offer may not occur.

        We are not obligated to complete the exchange offer unless the conditions described herein are met or waived. Even if the exchange offer is completed, it may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the exchange offer may have to wait longer than expected to receive their iStar Notes, during which time those holders of TriNet Notes will not be able to effect transfers of their TriNet Notes tendered in the exchange offer.

The consideration to be received in the exchange offer does not reflect any valuation of the TriNet Notes or the iStar Notes and is subject to market volatility.

        Our board of directors has made no determination that the consideration to be received in the exchange offer represents a fair valuation of either the TriNet Notes or the iStar Notes. We have not obtained a fairness opinion from any financial advisor about the fairness to us or to you of the consideration to be received by holders of TriNet Notes. In addition, the exchange ratio for the TriNet Notes is based on a fixed spread and is dependent upon the yield of the reference U.S. Treasury Security listed on page 25 of this prospectus at the pricing time. This yield, and therefore the exchange ratio, may fluctuate significantly from the date of this prospectus to the pricing time.

Federal Income Tax Consequences

        If you do not participate in the exchange offer, or if you are an early consenting holder, we believe that you should not recognize gain or loss for U.S. federal income tax purposes. However, if you are a late consenting holder, you may recognize gain (but not loss) in the exchange, which gain will be limited to the lesser of: (i) the fair market value of the excess of the principal amount of the iStar Notes over the TriNet Notes (the "excess principal amount"); and (ii) the late consenting holder's gain realized on the exchange determined by comparing the value of all property (including the excess principal amount) received by the late consenting holder with the late consenting holder's adjusted tax basis in the TriNet Notes. In addition, if you are an early consenting holder and the IRS successfully asserts that the consent payment should not be treated as part of the principal amount of the iStar Notes received in the exchange, you may be required to recognize gain as a result of the exchange in the same manner as a late consenting holder. You are urged to consult your own tax advisor as to the consequences to you of participating in the exchange offer and consent solicitation. For more information, see "Material Federal Income Tax Consequences."

Risks Related to the iStar Notes

We Have Other Indebtedness

        As of September 30, 2004, our outstanding debt was approximately $4.7 billion. Our ability to make scheduled payments of principal or interest on, or to refinance, our indebtedness depends on our future performance, which, to a certain extent, is subject to general economic, financial, competitive and other factors beyond our control.

The Notes Will Be Structurally Subordinated to Subsidiary Debt

        The Notes are not guaranteed by any of our subsidiaries. Our subsidiaries hold a substantial portion of our assets. Our subsidiaries had approximately $2.1 billion of indebtedness outstanding at September 30, 2004. Creditors of a subsidiary are entitled to be paid what is due to them before assets of the subsidiary become available for creditors of its parent.

Our Ability to Repurchase Notes Upon Change of Control May Be Limited

        Upon a change of control, each holder of Notes will have the right to require us to repurchase the holder's Notes. If there were a change of control, but we did not have sufficient funds to pay the repurchase price for all of the iStar Notes which were tendered, that failure would constitute an event of default under the indenture. Therefore, a change of control at a time when we could not pay for iStar Notes which were tendered as a result of the change of control could result in holders of Notes receiving substantially less than the principal amount of the iStar Notes.

As a REIT, We Must Distribute a Portion of Our Income to Our Stockholders and We Have Substantial Additional Capacity to Make Restricted Payments

        We generally must distribute annually at least 90% of our taxable income to our stockholders to maintain our REIT status. As a result, those earnings will not be available to pay principal on the iStar Notes. Our taxable income has historically been lower than the cash flow generated by our business activities, primarily because our taxable income is reduced by non-cash expenses, such as depreciation and amortization. As a result, our dividend payout ratio as a percentage of free cash flow has generally been lower than our payout ratio as a percentage of taxable income. However, certain of our credit facilities permit us to distribute up to 95% of our adjusted earnings.

We Are Subject to Risks Relating to Our Lending Business.

        We may suffer a loss if a borrower defaults on a non-recourse loan or on a loan that is not secured by underlying real estate.    In the event of a default by a borrower on a non-recourse loan, we will only have recourse to the real estate assets securing the loan. For this purpose, we consider loans made to special purpose entities formed solely for the purpose of holding and financing particular assets to be non-recourse loans. If the underlying asset value is below the loan amount, we will suffer a loss. Conversely, we sometimes make loan investments that are unsecured or are secured by equity interests in the borrowing entities. These loans are subject to the risk that other lenders may be directly secured by the real estate assets of the borrower. In the event of a default, those secured lenders would have priority over us with respect to the proceeds of a sale of the underlying real estate.

        In the cases described above, we may lack control over the underlying asset securing our loan or the underlying assets of the borrower prior to a default, and, as a result, their value may be reduced by acts or omissions by owners or managers of the assets. As of September 30, 2004, 79.1% of our loans are non-recourse, based upon the gross carrying value of our loan assets, and 12.6% of our total investments, based on gross carrying value, consist of loans that are unsecured or secured by equity interests in the borrowing entity.

        We may suffer a loss in the event of a default or bankruptcy of a borrower, particularly in cases where the borrower has incurred debt that is senior to our loan.    If a borrower defaults on our loan but does not have sufficient assets to satisfy our loan, we may suffer a loss of principal or interest. In the event of a borrower bankruptcy, we may not have full recourse to the assets of the borrower, or the assets of the borrower may not be sufficient to satisfy our loan. In addition, certain of our loans are subordinate to other debt of the borrower. If a borrower defaults on our loan or on debt senior to our loan, or in the event of a borrower bankruptcy, our loan will be satisfied only after the senior debt. Where debt senior to our loans exists, the presence of intercreditor arrangements may limit our ability to amend our loan documents, assign our loans, accept prepayments, exercise our remedies (through "standstill" periods) and control decisions made in bankruptcy proceedings relating to borrowers. Bankruptcy and borrower litigation can significantly increase the time needed for us to acquire underlying collateral in the event of a default, during which time the collateral may decline in value. In addition, there are significant costs and delays associated with the foreclosure process.

        We are subject to the risk that provisions of our loan agreements may be unenforceable.    Our rights and obligations with respect to our loans are governed by written loan agreements and related documentation. It is possible that a court could determine that one or more provisions of a loan agreement are unenforceable, such as a loan prepayment provision or the provisions governing our security interest in the underlying collateral. If this were to happen with respect to a material asset or group of assets, we could be adversely affected.

        We are subject to the risks associated with loan participations, such as less than full control rights.    Some of our assets are participating interests in loans in which we share the rights, obligations and benefits of the loan with other participating lenders. We may need the consent of these parties to exercise our rights under such loans, including rights with respect to amendment of loan documentation, enforcement proceedings in the event of a default and the institution of, and control over, foreclosure proceedings. Similarly, a majority of the participants may be able to take actions to which we object but to which we will be bound if our participation interest represents a minority interest. We may be adversely affected by this lack of full control.

We Are Subject to Risks Relating to Our Corporate Tenant Lease Business.

        Lease expirations, lease defaults and lease terminations may adversely affect our revenue.    Lease expirations, lease defaults and lease terminations may result in reduced revenues if the lease payments received from replacement corporate tenants are less than the lease payments received from the expiring, defaulting or terminating corporate tenants. In addition, lease defaults by one or more significant corporate tenants, lease terminations by corporate tenants following events of casualty or takings by eminent domain, or the failure of corporate tenants under expiring leases to elect to renew their leases, could cause us to experience long periods with no revenue from a facility and to incur substantial capital expenditures in order to obtain replacement corporate tenants.

        For the quarter ended September 30, 2004, 13.9% of our annualized total revenues were derived from our five largest corporate tenant customers. As of September 30, 2004, the percentage of our revenues (based on total revenues for the quarter ended September 30, 2004, annualized) that are subject to expiring leases during each year from 2004 through 2008 is as follows:

2004	1.7%
2005	0.7%
2006	4.4%
2007	2.2%
2008	1.7%

        We may need to make significant capital improvements to our corporate facilities in order to remain competitive.    Our corporate facilities may face competition from newer, more updated facilities. In order to remain competitive, we may need to make significant capital improvements to our existing corporate facilities. In addition, in the event we need to re-lease a corporate facility, we may need to make significant tenant improvements, including conversions of single tenant buildings to multi-tenant buildings. The costs of these improvements could adversely affect our financial performance.

        Our ownership interests in corporate facilities are illiquid, hindering our ability to mitigate a loss.    Since our ownership interests in corporate facilities are illiquid, we may lack the necessary flexibility to vary our investment strategy promptly to respond to changes in market conditions. In addition, if we have to foreclose on an asset or if we desire to sell it in an effort to recover or mitigate a loss, we may be unable to do so at all, or only at a discount.

We Are Subject to Risks Relating to Our Asset Concentration.

        As of September 30, 2004, the average size of our lending investments was $33.1 million and the average size of our leasing investments was $27.7 million. No single investment represented more than 4.0% of our total revenues for the quarter ended September 30, 2004. While our asset base is diversified by product line, asset type, obligor, property type and geographic location, it is possible that if we suffer losses on a portion of our larger assets, our financial performance could be adversely impacted.

We Are Subject to Risks in Our Business

Because We Must Distribute a Portion of Our Income, We Will Continue to Need Additional Debt and/or Equity Capital to Grow.

        We must distribute at least 90% of our taxable income to our stockholders to maintain our REIT status. As a result, those earnings will not be available to fund investment activities. We have historically funded our investments by borrowing from financial institutions and raising capital in the public and private capital markets. We expect to continue to fund our investments this way. If we fail to obtain funds from these sources, it could limit our ability to grow, which could have a material adverse effect on the value of our common stock and/or our ability to pay interest and principal on the iStar Notes.

Our Growth Is Dependent on Leverage, Which May Create Other Risks.

        Our success is dependent, in part, upon our ability to grow our assets through the use of leverage. Our ability to obtain the leverage necessary for execution of our business plan will ultimately depend upon our ability to maintain interest coverage ratios meeting market underwriting standards that will vary according to lenders' assessments of our creditworthiness and the terms of the borrowings. As of September 30, 2004, our debt to book equity plus accumulated depreciation and loan loss reserves ratio was 1.7x and our total debt obligations outstanding were approximately $4.7 billion. Our charter does not limit the amount of indebtedness which we may incur. Our Board of Directors has overall responsibility for our financing strategy. Stockholder approval is not required for changes to our financing strategy. If our Board of Directors decided to increase our leverage, it could lead to reduced or negative cash flow and reduced liquidity.

        The percentage of leverage used will vary depending on our estimate of the stability of iStar Financial's cash flow. To the extent that changes in market conditions cause the cost of such financing to increase relative to the income that can be derived from the assets originated, we may reduce the amount of our leverage.

        Leverage creates an opportunity for increased net income, but at the same time creates risks. For example, leveraging magnifies changes in our net worth. We will incur leverage only when there is an expectation that it will enhance returns, although there can be no assurance that our use of leverage will prove to be beneficial. Moreover, there can be no assurance that we will be able to meet our debt service obligations and, to the extent that we cannot, we risk the loss of some or all of our assets or a financial loss if we are required to liquidate assets at a commercially inopportune time.

        We and our subsidiaries are parties to agreements and debt instruments that restrict future indebtedness and the payment of dividends, including indirect restrictions (through, for example, covenants requiring the maintenance of specified levels of net worth and earnings to debt service ratios) and direct restrictions. As a result, in the event of a deterioration in our financial condition, these agreements or debt instruments could restrict our ability to pay dividends. Moreover, if we fail to pay dividends as required by the Internal Revenue Code, whether as a result of restrictive covenants in our debt instruments or otherwise, we may lose our status as a REIT. For more information regarding the consequences of loss of REIT status, please read the risk factor entitled "We May Be Subject to Adverse Consequences if We Fail to Qualify as a Real Estate Investment Trust."

We Utilize Interest Rate Hedging Arrangements Which May Adversely Affect Our Borrowing Cost and Expose Us to Other Risks.

        We have variable rate lending assets and variable rate debt obligations. These assets and liabilities create a natural hedge against changes in variable interest rates. This means that as interest rates increase, we earn more on our variable rate lending assets and pay more on our variable rate debt obligations and, conversely, as interest rates decrease, we earn less on our variable rate lending assets and pay less on our variable rate debt obligations. When our variable rate debt obligations exceed our variable rate lending assets, we utilize derivative instruments to limit the impact of changing interest rates on our net income. We do not use derivative instruments to hedge assets or for speculative purposes. The derivatives instruments we use are typically in the form of interest rate swaps and interest rate caps. Interest rate swaps effectively change variable rate debt obligations to fixed rate debt obligations, or vice versa. Interest rate caps effectively limit the maximum interest rate on variable rate debt obligations.

        The primary risks from our use of derivative instruments is the risk that a counterparty to a hedging arrangement could default on its obligation and the risk that we may have to pay certain costs, such as transaction fees or breakage costs, if a hedging arrangement is terminated by us. As a matter of policy, we enter into hedging arrangements with counterparties that are large, creditworthy financial institutions typically rated at least "AA/Aa2" by Standard & Poor's and Moody's Investors Service, respectively. Our hedging strategy is monitored by our Audit Committee on behalf of our Board of Directors and may be changed by the Board of Directors without stockholder approval.

        Developing an effective strategy for dealing with movements in interest rates is complex and no strategy can completely insulate us from risks associated with such fluctuations. There can be no assurance that our hedging activities will have the desired beneficial impact on our results of operations or financial condition.

We Face a Risk of Liability Under Environmental Laws.

        Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner of real estate (including, in certain circumstances, a secured lender that succeeds to ownership or control of a property) may become liable for the costs of removal or remediation of certain hazardous or toxic substances at, on, under or in its property. Those laws typically impose cleanup responsibility and liability without regard to whether the owner or control party knew of or was responsible for the release or presence of such hazardous or toxic substances. The costs of investigation, remediation or removal of those substances may be substantial. The owner or control party of a site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site. Certain environmental laws also impose liability in connection with the handling of or exposure to asbestos-containing materials, pursuant to which third parties may seek recovery from owners of real properties for personal injuries associated with asbestos-containing materials. Absent succeeding to ownership or control of real property, a secured lender is not likely to be subject to any of these forms of environmental liability.

Adverse Changes in General Economic Conditions Can Adversely Affect Our Business.

        Our success is dependent upon the general economic conditions in the geographic areas in which a substantial number of our investments are located. Adverse changes in national economic conditions or in the economic conditions of the regions in which we conduct substantial business likely would have an adverse effect on real estate values and, accordingly, our business.

We May Be Subject to Adverse Consequences If We Fail to Qualify as a Real Estate Investment Trust.

        We intend to operate so as to qualify as a REIT for federal income tax purposes. We have received an opinion of our legal counsel, Clifford Chance US LLP, that, based on certain assumptions and factual representations, our existing legal organization and our actual and proposed method of operation, enable us to satisfy the requirements for qualification as a REIT under the Internal Revenue Code. Investors should be aware, however, that opinions of counsel are not binding on the Internal Revenue Service or any court. The opinion only represents the view of our counsel based on their review and analysis of existing law, that includes no controlling precedents. Furthermore, both the validity of the opinion and our qualification as a REIT will depend on our continuing ability to meet various requirements concerning, among other things, the ownership of our outstanding stock, the nature of our assets, the sources of our income and the amount of our distributions to our stockholders.

        If we were to fail to qualify as a REIT for any taxable year, we would not be allowed a deduction for distributions to our stockholders in computing our taxable income and would be subject to federal income tax, including any applicable minimum tax, on our taxable income with respect to any such taxable year for which the statute of limitations remains open at regular corporate rates. Unless entitled to relief under certain Internal Revenue Code provisions, we also would be disqualified from treatment as a real estate investment trust for the four subsequent taxable years following the year during which qualification was lost. As a result, cash available for payment of interest and principal on the iStar Notes would be reduced for each of the years involved. Furthermore, it is possible that future economic, market, legal, tax or other considerations may cause the Board of Directors to revoke the REIT election.

        Even if we qualify as a REIT for federal income tax purposes, we may be subject to certain state and local taxes on our income and property, and may be subject to certain federal taxes.

Quarterly Results May Fluctuate and May Not Be Indicative of Future Quarterly Performance.

        Our quarterly operating results could fluctuate; therefore, you should not rely on past quarterly results to be indicative of our performance in future quarters. Factors that could cause quarterly operating results to fluctuate include, among others, variations in our investment origination volume, variations in the timing of prepayments, the degree to which we encounter competition in our markets and general economic conditions.

RATIO OF EARNINGS TO FIXED CHARGES

			Years Ended December 31,
	Nine Months Ended September 30, 2004
			2003		2002		2001		2000		1999
Ratio of earnings to fixed charges and preferred stock dividends(1)	1.4	x(2)	2.0	x	1.7	x	1.8	x	1.8	x	1.1	x(3)
Ratio of earnings to fixed charges(1)	1.7	x(2)	2.4	x	2.1	x	2.2	x	2.2	x	1.4	x(3)

(1)
For the purposes of calculating the ratio of earnings to fixed charges, "earnings" consist of income from continuing operations before adjustment for minority interest in consolidated subsidiaries, or income or loss from equity investees, income taxes and cumulative effect of change in accounting principle plus "fixed charges" and certain other adjustments. "Fixed charges" consist of interest incurred on all indebtedness (including amortization of original issue discount) and the implied interest component of our rent obligations in the years presented.

(2)
Includes the effect of CEO, CFO and ACRE Partners compensation charges of $106.9 million, 8.75% Senior Notes due 2008 redemption charge of $11.5 million (and the preferred stock redemption charge of $9.0 million for the ratio of earnings to fixed charges and preferred dividends). Excluding these charges, the ratio of earnings to fixed charges and preferred stock dividends and the ratio of earnings to fixed charges would have been 2.0x and 2.4x, respectively.

(3)
Includes the effect of a non-recurring, non-cash charge in the amount of approximately $94.5 million relating to our November 1999 acquisition of the former external advisor to our company. Excluding these charges, the ratio of earnings to fixed charges and preferred stock dividends and the ratio of earnings to fixed charges would have been 1.9x and 2.4x, respectively.

DESCRIPTION OF OTHER INDEBTEDNESS

        The table below reflects our debt obligations under various arrangements with financial institutions as of September 30, 2004. All of the indebtedness shown below which has not subsequently been repaid is non-recourse to iStar Financial, the parent company; except that, iStar Financial is the borrower under the unsecured revolving credit facility shown below; iStar Financial is the issuer of the 8.75%, 7.0%, 6.50%, 6.0%, 5.70%, 5.125%, 4.875% and senior floating rate unsecured notes shown below; and iStar Financial has provided limited guarantees of certain subsidiary borrowings. Specifically, iStar Financial is a guarantor of a $148.0 million subsidiary financing due 2006 and a guarantor of borrowings under secured revolving credit facilities as follows: (1) up to $30 million under the $700 million secured facility due January 2007; (2) up to 10% of outstanding borrowings under the $350 million and $500 million secured facilities due August and September, 2005, respectively; and (3) up to a 15% of outstanding borrowings under the $250 million secured credit facility due March 2005. In addition, iStar Financial provides guarantees under non-recourse subsidiary borrowings for customary carve-out matters such as fraud, misappropriation and voluntary bankruptcy proceedings.

        We are subject to a number of covenants in our borrowing arrangements. These covenants are both financial and non-financial in nature. Significant financial covenants include limitations on our ability to incur indebtedness beyond specified levels. Significant non-financial covenants include a requirement in our publicly-held debt securities that we offer to repurchase those securities at a premium if we undergo a change of control.

        The iStar Notes that will be issued in the exchange offer will form part of our Series B 5.70% Senior Notes due 2014.

		Carrying Value as of
	Maximum Amount Available	September 30, 2004	December 31, 2003	Stated Interest Rates(1)	Scheduled Maturity Date
		(dollars in thousands)
Secured revolving credit facilities:
Line of credit	$250,000	$42,000	$88,640	LIBOR + 1.50%—2.05%	March 2005
Line of credit	700,000	69,900	310,364	LIBOR + 1.40%—2.15%	January 2007(2)
Line of credit(3)	350,000	10,811	117,211	LIBOR + 1.50%—2.25%	August 2006(2)
Line of credit	500,000	73,084	180,376	LIBOR + 1.50%—2.25%	September 2005
Unsecured revolving credit facilities:
Line of credit	850,000	642,000	—	LIBOR + 1.00%	April 2008(4)
Line of credit	—	—	130,000	LIBOR + 2.125%	July 2004

Total revolving credit facilities	$2,650,000	$837,795	$826,591

Secured term loans:
Secured by CTL assets		—	193,000	LIBOR + 1.85%	July 2006
Secured by CTL assets		137,536	140,440	7.44%	March 2009
Secured by CTL assets		135,000	135,000	LIBOR + 1.75%	October 2008
Secured by CTL assets		41,139	—	7.19% and 7.22%	January 2018 and December 2026
Secured by CTL assets		24,000	—	LIBOR + 1.25%	November 2004
Secured by CTL assets(5)		86,113	92,876	6.80%—8.80%	Various through 2022
Secured by corporate bond investments		148,037	—	LIBOR + 1.05%—1.50%	January 2006
Secured by CTL assets		76,994	77,938	6.55%	November 2005
Secured by CTL assets		60,352	60,874	6.41%	January 2013
Secured by corporate lending investments		—	60,000	LIBOR + 2.50%	June 2004 (6)
Secured by corporate lending investments		—	48,000	LIBOR + 2.125%	July 2008 (7)

Total term loans		709,171	808,128
Less: debt premium / (discount)		6,230	(128)

Total secured term loans		715,401	808,000
iStar Asset Receivables secured notes:
STARs Series 2002-1:
Class A1		—	40,011	LIBOR + 0.26%	June 2004(8)
Class A2		253,416	381,296	LIBOR + 0.38%	December 2009(8)
Class B		39,955	39,955	LIBOR + 0.65%	April 2011(8)
Class C		26,637	26,637	LIBOR + 0.75%	May 2011(8)
Class D		21,310	21,310	LIBOR + 0.85%	January 2012(8)
Class E		42,619	42,619	LIBOR + 1.235%	January 2012(8)
Class F		26,637	26,637	LIBOR + 1.335%	January 2012(8)
Class G		21,309	21,309	LIBOR + 1.435%	January 2012(8)
Class H		26,637	26,637	6.35%	January 2012(8)
Class J		26,637	26,637	6.35%	May 2012(8)
Class K		26,637	26,637	6.35%	May 2012(8)

Total STARs Series 2002-1		511,794	679,685
Less: debt discount		(3,815)	(4,090)

STARs Series 2003-1:
Class A1		185,050	235,808	LIBOR + 0.25%	October 2005(9)
Class A2		225,227	248,206	LIBOR +0.35%	August 2010(9)
Class B		16,744	18,452	LIBOR + 0.55%	July 2011(9)
Class C		18,418	20,297	LIBOR + 0.65%	April 2012(9)
Class D		11,720	12,916	LIBOR + 0.75%	October 2012(9)
Class E		13,395	14,762	LIBOR + 1.05%	May 2013(9)
Class F		13,395	14,762	LIBOR + 1.10%	June 2013(9)
Class G		11,721	12,916	LIBOR + 1.25%	June 2013(9)
Class H		11,721	12,916	4.97%	June 2013(9)
Class J		13,394	14,761	5.07%	June 2013(9)
Class K		23,441	25,833	5.56%	June 2013(9)

Total STARS Series 2003-1		544,226	631,629

Total iStar Asset Receivables secured notes		1,052,205	1,307,224
Unsecured notes:
LIBOR + 1.25% Senior Notes		200,000	—	LIBOR + 1.25%	March 2007
4.875% Senior Notes		350,000	—	4.875%	January 2009
5.125% Senior Notes		250,000	—	5.125%	April 2011
5.70% Senior Notes		250,000	—	5.70%	March 2014
6.00% Senior Notes		350,000	350,000	6.00%	December 2010
6.50% Senior Notes		150,000	150,000	6.50%	December 2013
7.00% Senior Notes		185,000	185,000	7.00%	March 2008
TriNet 7.70% Notes(10)(11)		100,000	100,000	7.70%	July 2017
TriNet 7.95% Notes(10)(11)		50,000	50,000	7.95%	May 2006
8.75% Senior Notes		240,000	350,000	8.75%	August 2008

Total unsecured notes		2,125,000	1,185,000
Less: debt discount		(59,427)	(47,921)
Plus: impact of pay-floating swap agreements(12)		1,685	690

Total unsecured notes		2,067,258	1,137,769
Other debt obligations		—	34,148	Various	Various

Total debt obligations		$4,672,659	$4,113,732

Explanatory Notes:

(1)
Substantially all variable-rate debt obligations are based on 30-day LIBOR and reprice monthly. The 30-day LIBOR rate on September 30, 2004 was 1.84%.

(2)
Maturity date reflects a one-year "term-out" extension at our option.

(3)
On July 20, 2004, this secured facility was amended to reduce the maximum amount available to $350.0 million, to extend the marturity to August 2005 and to reduce the stated interest rate on first mortgages to LIBOR + 1.50%.

(4)
Subsequent to September 30, 2004, the interest rate and facility fees were reduced to LIBOR + 0.875% and 17.5 basis points, respectively, due to an upgrade in our senior unsecured debt rating to investment grade by both S&P and Moody's. Maturity date reflects a one-year extension at the Company's option.

(5)
During August 2004, we prepaid three term loans aggregating approximately $3.8 million that financed three of the assets classified as held for sale at September 30, 2004.

(6)
On January 9, 2004, we repaid this term loan that had a final maturity of June 2004.

(7)
On May 25, 2004, we repaid this term loan that had a final maturity of July 2008.

(8)
Principal payments on these bonds are a function of the principal repayments on loan or CTL assets which collateralize these obligations. The dates indicated above represent the expected date on which the final payment would occur for such class based on the assumptions that the loans which collateralize the obligations are not voluntarily prepaid, the loans are paid on their effective maturity dates and no extensions of the effective maturity dates of any of the loans are granted. The final maturity date for the underlying indenture on class A1 is May 28, 2017 and the final maturity date for classes A2, B, C, D, E, F, G, H, J and K is May 28, 2020.

(9)
Principal payments on these bonds are a function of the principal repayments on loan or CTL assets which collateralize these obligations. The dates indicated above represent the expected date on which the final payment would occur for such class based on the assumptions that the loans which collateralize the obligations are not voluntarily prepaid, the loans are paid on their effective maturity dates and no extensions of the effective maturity dates of any of the loans are granted. The final maturity date for the underlying indenture is August 28, 2022.

(10)
The Notes are callable by us at any time for an amount equal to the total of principal outstanding, accrued interest and the applicable make-whole prepayment premium.

(11)
The 7.70% Notes are the TriNet Notes that are the subject of the exchange offer contemplated by this prospectus. These obligations were assumed as part of the acquisition of TriNet. As part of the accounting for the purchase, these fixed-rate obligations were considered to have stated interest rates which were below the then-prevailing market rates at which TriNet could issue new debt obligations and, accordingly, we ascribed a market discount to each obligation. Such discounts are amortized as an adjustment to interest expense using the effective interest method over the related term of the obligations. As adjusted, the effective annual interest rates on these obligations as of September 30, 2004 were 9.51% and 9.04% for the 7.70% Notes and 7.95% Notes, respectively.

(12)
On January 15, 2004, we entered into four pay-floating interest rate swaps struck at 3.678%, 3.713%, 3.686% and 3.684% with notional amounts of $105.0 million, $100.0 million, $100.0 million and $45.0 million, respectively, and maturing on January 15, 2009. On December 17, 2003, the Company entered into three pay-floating interest rate swaps struck at 4.381%, 4.345% and 4.29% in the notional amounts of $200.0 million, $100.0 million and $50.0 million, respectively. On November 27, 2002, the Company entered into two pay-floating interest rate swaps struck at 3.8775% and 3.81% in the notional amounts of $100.0 million and $50.0 million, respectively. These swaps are intended to mitigate the risk of changes in the fair value of $350.0 million of five-year Senior Notes, $350.0 million of seven-year Senior Notes and $150.0 million of ten-year Senior Notes, respectively, attributable to changes in LIBOR. For accounting purposes, quarterly we adjust the value of the swap to its fair value and adjusts the carrying amount of the hedged liability by an offsetting amount.

THE EXCHANGE OFFER AND CONSENT SOLICITATION

        This section describes the exchange offer and consent solicitation. While we believe that the following description covers the material terms of the exchange offer and consent solicitation, this summary may not contain all of the information that is important to you. For a more complete understanding of the exchange offer and consent solicitation, you should carefully read this entire prospectus and the other documents to which we refer.

        If you tender any of your TriNet Notes, you will automatically consent to amendments to the indenture governing those notes. The proposed amendments to the indenture include the elimination or waiver of most of the restrictive covenants and amendment to some of the events of default that are more fully described elsewhere in this prospectus. See "Proposed Amendments."

Purpose of This Exchange Offer and Consent Solicitation

        TriNet is subject to requirements under the indenture governing the TriNet Notes to file reports under The Securities Exchange Act of 1934, as amended. These reporting obligations are becoming increasingly burdensome and costly. We are seeking to consolidate all of our securities laws reporting obligations at iStar Financial. We are also considering simplifying our corporate structure by consolidating TriNet into iStar through a merger, liquidation or other appropriate method. The exchange offer and proposed indenture amendments will facilitate these objectives. TriNet also intends to solicit consents from holders of its 7.95% Notes due 2006 to amend the restrictive covenants and events of default in those securities, which are substantially similar to those in the TriNet Notes, to allow us to consolidate our reporting obligations and to facilitate a merger or consolidation of TriNet with iStar. The successful completion of that consent solicitation is not a condition to the consummation of this exchange offer and consent solicitation. See "Prospectus Summary—Recent Developments."

Terms of This Exchange Offer and Consent Solicitation

        We are offering to eligible holders of the TriNet Notes the opportunity to exchange, for each $1,000 aggregate principal amount of the TriNet Notes, our iStar Notes in a principal amount determined by the exchange ratio for the TriNet Notes validly tendered and not validly withdrawn.

        The exchange price includes a consent amount of $20.00 per $1,000 principal amount. The consent amount is only offered to eligible holders who validly tender their TriNet Notes on or prior to the consent date and do not validly withdraw their tenders on or prior to the consent date. For holders who tender after the consent date, the consent amount will be deducted from the exchange price. Holders will not receive any iStar Notes unless and until the exchange offer is consummated. Eligible holders who validly tender their TriNet Notes after the consent date will receive, if the exchange offer is consummated, for each $1,000 principal amount of TriNet Notes tendered, iStar Notes in a principal amount determined based on the exchange ratio which will be equal to the exchange price minus $20.00 per $1,000 principal amount, which represents the consent amount, divided by the new issue price. If we change the consent amount, we will be required to keep the exchange offer open for an additional ten business days from the date the change is first published, sent or given to holders.

        Upon the terms and subject to the conditions of the exchange offer and consent solicitation (including, if the exchange offer and consent solicitation is extended or amended, the terms and conditions of any such extension or amendment), we are also soliciting consents with respect to the proposed amendments and waivers to the indenture governing the TriNet Notes. This consent solicitation is being made in order to obtain the requisite number of consents of the holders of the TriNet Notes. The indenture governing the TriNet Notes will be amended upon the consent of holders of at least a majority of the aggregate principal amount of TriNet Notes outstanding under that indenture.

        If you desire to tender your TriNet Notes pursuant to this exchange offer and consent solicitation, you are required to consent to the proposed amendments and waivers, and the completion, execution and delivery of the consent and letter of transmittal by you, or the sending of an agent's message in connection with a book-entry transfer of notes, in connection with the tender of TriNet Notes held by you will constitute consent by you to the proposed amendments with respect to such notes.

        If we make a material change in the terms of this exchange offer and consent solicitation or the information concerning this exchange offer and consent solicitation or waive a material condition of this exchange offer and consent solicitation, we will disseminate additional materials regarding this exchange offer and consent solicitation and extend this exchange offer and consent solicitation to the extent required by law. The minimum period during which the exchange offer must remain open following material changes in the terms of the exchange offer or information concerning the exchange offer, other than a change in price or a change in percentage of notes sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In the SEC's view, an exchange offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to note holders and that, if material changes are made with respect to information not materially less significant than the exchange offer price and the number of shares being sought, a minimum of ten business days may be required to allow adequate dissemination and investor response. The requirement to extend an offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled expiration date equals or exceeds the minimum extension period that would be required because of such amendment. As used in this prospectus, "business day" has the meaning set forth in Rule 14d-1(g)(3) under the Exchange Act. A change in price or a change in the percentage of notes sought, would require that the exchange offer be open for an additional ten business days from the date the change is first published, sent or given to note holders.

        To the extent we receive the requisite consents, we expect to enter into a supplemental indenture giving effect to the proposed amendments on the consent date, and thereafter you will not be permitted to withdraw the TriNet Notes you tender. If we make a material change in the terms of the exchange offer, we will disseminate additional offering materials and extend the exchange offer to the extent required by law, and you will have the right to withdraw your tendered TriNet Notes. We will issue a press release on the business day following the execution of the supplemental indenture. Upon such execution, the terms of the supplemental indenture will become effective. The proposed amendments will not become operative until we accept and consummate the exchange of all notes that are validly tendered. Accordingly, to the extent we terminate the offer without acceptance of tendered notes, all tendered notes will be returned to the tendering holders, the supplemental indenture, although previously executed, will be terminated, and the proposed amendments will not become operative.

        If you tender TriNet Notes after the consent date, you may validly withdraw them prior to 12:00 midnight New York City time on the expiration date. You may not revoke your consent unless you also withdraw your tender, and if you revoke your consent, you will be deemed to have also withdrawn the notes you have tendered.

Determination of the Exchange Price of the TriNet Notes; Determination of New Issue Price of the iStar Notes; Determination of Exchange Ratio

  Exchange Price

        The exchange price will equal (rounded to the nearest cent): (1) the discounted value (calculated by the dealer manager in accordance with market practice by the formula set forth in Annex A to this prospectus) of the remaining payments of principal and interest of $1,000 principal amount of TriNet Notes through their maturity date at a discount rate equal to: (a) the bid-side yield on the reference U.S. Treasury Security listed below based on the bid-side price for the reference U.S. Treasury Security, at 2:00 PM, New York City time, on February 22, 2005 (the "pricing time," unless we extend the expiration date, in which case the pricing time will be 2:00 PM, New York City time, on the second business day prior to the expiration date as so extended) as displayed on the Bloomberg Government Pricing Monitor Page PX1 (the "quotation report"), plus (b) the fixed spread listed below. If you tender your TriNet Notes after the consent date, and do not withdraw them prior to the expiration of the exchange offer and consent solicitation, the exchange price for your TriNet Notes will be reduced by $20.00 per $1,000 principal amount, which represents the consent amount.

CUSIP No.	Note Description	Outstanding Principal Amount	Maturity Date	Reference U.S. Treasury Security	Fixed Spread (in basis points)
896287AC3	TriNet Corporate Realty Trust, Inc. 7.70% Senior Notes due 2017	$100,000,000	July 15, 2017	4 1/4% Notes due November 15, 2014	160

  New Issue Price

        The new issue price of the iStar Notes will equal (rounded to the nearest cent): (1) the discounted value (calculated by the dealer manager in accordance with market practice by the formula set forth in Annex B to this prospectus) of the remaining payments of principal and interest on $1,000 principal amount of iStar Notes through their maturity date at a discount rate equal to: (a) the bid-side yield on the reference U.S. Treasury Security listed below, based on the bid-side price for the reference U.S. Treasury Security at pricing time (unless we extend the expiration date, in which case the pricing time will be 2:00 p.m., New York City time, on the second business day prior to the expiration date as so extended) as displayed on the Bloomberg Government Pricing Monitor Page PX1; plus (b) the fixed spread listed below.

CUSIP No.	Note Description	Outstanding Principal Amount	Maturity Date	Reference U.S. Treasury Security	Fixed Spread (in basis points)
45031UAH4	iStar 5.70% Series B Senior Notes due 2014	$250,000,000	March 1, 2014	4 1/4% Notes due November 15, 2014	125

        Exchange Ratio.    The exchange ratio is equal to the exchange price, which includes accrued and unpaid interest, divided by the new issue price, which includes accrued and unpaid interest, rounded to six decimal places. For each $1,000 principal amount of TriNet Notes tendered, holders will receive iStar Notes equal to $1,000 multiplied by the exchange ratio. Since the iStar Notes will be issued in denominations of $1,000, we will round the exchange ratio calculation down to the nearest $1,000 principal amount.

        The difference between the result of the exchange ratio calculation before giving effect to rounding and the rounded principal amount of iStar Notes is referred to as residual cash. The residual cash amount will be adjusted by multiplying the residual cash amount by the new issue price divided by 1,000. The residual cash amount will be paid in cash to holders upon consummation of the exchange offer.

  Illustrative Examples

        The information provided in the following table is for illustrative purpose only, and we make no representation with respect to the actual consideration that may be paid pursuant to the exchange offer. The exchange yield, exchange price, new issue yield and new issue price may be greater or less than that shown in the following table, depending on the yield on the reference U.S. Treasury Security as of the pricing time.

        The following table illustrates, for the TriNet Notes, the exchange yield and exchange price per $1,000 principal amount of TriNet Notes, and, for the iStar Notes, the new issue yield and new issue price, assuming an expiration date of February 24, 2005, a settlement date of March 1, 2005 and a reference U.S. Treasury Security yield as of 11:00 AM, New York City time, on January 24, 2005.

Hypothetical Exchange Ratio Calculation

Exchange Price per $1,000 of TriNet Notes

Description	Reference UST Yield	Fixed Spread	Exchange Yield	Exchange Price(1)
TriNet Notes	4.140%	160 pbs	5.740%	$1,181.66

New Issue Price per $1,000 of iStar Notes

Description	Reference UST Yield	Fixed Spread	Exchange Yield	New Issue Price(2)
iStar Notes	4.140%	125 bps	5.390%	1,021.88

(1)
Exchange Price includes accrued and unpaid interest pursuant to the formula provided in Annex A.

(2)
New Issue Price includes accrued and unpaid interest pursuant to the formula provided in Annex B.

Exchange Ratio

Exchange Price New Issue Price	=	Exchange Ratio or	$1,181.66 $1,021.88	= 1.156359

        You can obtain recently calculated hypothetical quotes of the yield of the reference U.S. Treasury Security, the exchange yield and the exchange price and new issue yield and new issue price prior to the pricing time, by contacting the Global Liability Management Group at the dealer manager at (877) 696-BEAR (toll free) or (877) 696-2327.

Conditions to the Exchange Offer and Consent Solicitation

        Notwithstanding any other provision of the exchange offer and consent solicitation, we are not required to accept for exchange, or to issue iStar Notes in exchange for, any TriNet Notes and may terminate or amend the exchange offer and consent solicitation, if any of the following events occur prior to the expiration of the offer:

  (a)    we have not received valid tenders from holders of at least a majority of the aggregate principal amount of the TriNet Notes;

  (b)    the trustee of the TriNet Notes shall have objected in any respect to or taken any action that could in our reasonable judgment, adversely affect the consummation of this exchange offer and consent solicitation or our ability to effect any of the proposed amendments, or shall have taken any action that challenges the validity or effectiveness of the procedures used by us in soliciting the consents (including the form thereof) or in the making of this exchange offer and consent solicitation or the acceptance of the notes or consents;

  (c)    there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any United States federal or New York state court or governmental agency or other governmental regulatory or administrative agency or commission,

    (1)    seeking to restrain or prohibit the making or consummation of the exchange offer and consent solicitation or any other transaction contemplated by the exchange offer and consent solicitation, or assessing or seeking any damages as a result thereof, or

    (2)    resulting in a material delay in our ability to accept for exchange or exchange some or all of the TriNet Notes pursuant to the exchange offer and consent solicitation;

  or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer and consent solicitation or any of the transactions contemplated by the exchange offer and consent solicitation by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in our reasonable judgment might, directly or indirectly, result in any of the consequences referred to in clauses (1) or (2) above;

  (d)    there shall have occurred:

    (1)    any general suspension of or general limitation on prices for, or trading in, securities on the NYSE or Nasdaq or in the over-the-counter market,

    (2)    any limitation by a United States federal or New York state governmental agency or authority which may adversely affect our ability to complete the transactions contemplated by the exchange offer and consent solicitation,

    (3)    a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any United States federal or New York state governmental agency or authority which adversely affects the extension of credit or

    (4)    a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the exchange offer and consent solicitation, a material acceleration or worsening thereof; or

  (e)    any change (or any development involving a prospective change), in each case, which is not within our direct or indirect control, shall have occurred or be threatened in our business, properties, assets, liabilities, financial condition, operations, results of operations or prospects and our subsidiaries taken as a whole that, in our reasonable judgment, is or may be adverse to us, or we have become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the value of the TriNet Notes or the iStar Notes;

which in our reasonable judgment in any case, and regardless of the circumstances (including any action by us) giving rise to any such condition, makes it inadvisable to proceed with the exchange offer and consent solicitation and/or with such acceptance for exchange or with such exchange.

        The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time prior to the expiration of the offer in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time. We have not made a decision as to what circumstances would lead us to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Any determination by us concerning the events described in this section will be final and binding upon all persons.

        In addition, we will not accept for exchange any TriNet Notes tendered, and no iStar Notes will be issued in exchange for any such TriNet Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement, of which this prospectus constitutes a part, or the qualification of the indenture governing the iStar Notes under the Trust Indenture Act of 1939, as amended.

        The exchange offer and consent solicitation are not conditioned upon either: (i) the success of the consent solicitation with regard to TriNet's 2006 notes, or (2) a merger, consolidation or liquation including iStar and TriNet.

Expiration Date; Extension; Termination

        This exchange offer and consent solicitation expires at 12:00 midnight, New York City time, on February 24, 2005, unless we extend it. If we receive valid tenders of at least a majority in principal amount of TriNet Notes, we intend to execute a supplemental indenture containing the proposed amendments on or promptly following the consent date. Upon such execution, the terms of the supplemental indenture will become effective. However, the proposed amendments will not become operative until we accept and consummate the exchange of all notes that are validly tendered. Accordingly, to the extent we terminate the offer without acceptance of tendered notes, all tendered notes will be returned to the tendering holders, the supplemental indenture, although previously executed, will be terminated, and the proposed amendments will not become operative. As set forth in this prospectus and in the accompanying consent and letter of transmittal, we will accept for exchange any and all of the TriNet Notes that are properly tendered on or prior to the consent date or expiration date, as the case may be, and are not withdrawn as permitted below.

        We expressly reserve the right, at any time or from time to time, to extend the period of time during which this exchange offer and consent solicitation is open, and thereby delay acceptance for exchange of the TriNet Notes, by announcing an extension of this exchange offer and consent solicitation as described below. During any extension, all of the TriNet Notes previously tendered will remain subject to this exchange offer and consent solicitation and may be accepted for exchange by us.

        For purposes of the exchange offer, the term "consent date" means 5:00 PM, New York City time, on February 8, 2005 unless extended by us, in which case the consent date means the latest time and date to which the consent date is extended.

        We expressly reserve the right, in our reasonable discretion, to terminate this exchange offer and consent solicitation if any of the conditions set forth above under "Conditions to this Exchange Offer and Consent Solicitation" shall not have occurred. If we determine that we may terminate this exchange offer and consent solicitation because any of those conditions is not satisfied prior to the expiration date, we may:

  •
  extend the expiration date and retain all of the TriNet Notes that have been tendered;

  •
  refuse to accept tendered TriNet Notes and return all notes that have been tendered to us; or

  •
  waive any condition or otherwise amend the terms of this exchange offer and consent solicitation in any respect prior to the expiration of this exchange offer and consent solicitation and accept all properly tendered TriNet Notes that have not been withdrawn, with respect to each of the above by giving written notice of such extension, amendment or termination to the exchange agent. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, with the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date of the exchange offer and consent solicitation. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

        If this exchange offer is terminated, any TriNet Notes you have tendered will be returned promptly to you.

Settlement Date

        We will deliver the iStar Notes and pay any residual cash amounts on the settlement date, which is expected to be the third business day following the expiration date or as soon as practicable thereafter. We will not be obligated to deliver iStar Notes or pay any cash amounts unless the exchange offer is consummated.

Proposed Amendments

        We are soliciting consents to the proposed amendments and to the execution and delivery of the supplemental indenture for the TriNet Notes, a copy of which is available upon request from us or the trustee and has been filed as an exhibit to the registration statement of which this prospectus is a part. If the requisite consents are obtained, the proposed amendments would eliminate or waive most of the restrictive covenants and amend some of the events of default of the TriNet Notes to conform to those of the iStar Notes. Specifically, the following covenants would be eliminated or waived:

  •
  Section 801—Consolidations and Mergers of Company and Sales, Leases and Conveyances Permitted Subject to Certain Conditions;

  •
  Section 1004—Existence;

  •
  Section 1005—Maintenance of Properties;

  •
  Section 1006—Insurance;

  •
  Section 1007—Payment of Taxes and Other Claims;

  •
  Section 2.4—Limitations on Incurrence of Indebtedness; and

  •
  Section 2.15—Provision of Financial Information.

        The Following events of default would be amended:

  •
  Sections 2.13(5) and (9) Events of Default—The events of default arising from defaults under other indebtedness and entries of judgments, orders or decrees against TriNet or a subsidiary of TriNet would be amended to conform to the terms of the similar events of default under the iStar Notes.

        For a description of the covenants to be eliminated or waived and the proposed amendments to the events of default, see the section entitled "Proposed Amendments to the TriNet Notes" beginning on page 61 of this prospectus. The proposed amendments would also involve other changes to the indenture governing the TriNet Notes of a technical or conforming nature.

        Approval of the proposed amendments requires the receipt of the requisite consents from holders of at least a majority of the outstanding principal amount of the TriNet Notes. The supplemental indenture containing the proposed amendments will become effective upon execution by us and the trustee and, upon such execution, the requisite consents will become irrevocable and you and the other holders of the applicable TriNet Notes will become bound by the terms of the supplemental indenture. The proposed amendments will not become operative until we exchange all TriNet Notes that are validly tendered, and the indenture governing the TriNet Notes will remain in effect, without giving effect to the proposed amendments, until the proposed amendments become operative. Accordingly, to the extent we terminate the offer without acceptance of tendered notes, all tendered notes will be returned to the tendering holders, the supplemental indenture, although previously executed, will be terminated, and the proposed amendments will not become operative.

        The proposed amendments to the indenture constitute a single proposal and you must consent to the proposed amendments to the indenture as an entirety and may not consent selectively with respect to certain of the proposed amendments. The tender of TriNet Notes by a holder constitutes delivery of such holder's consent to all of the proposed amendments. A consent purporting to be a consent to only some of the proposed amendments will not be valid and will be considered a consent to all of the proposed amendments.

Absence of Dissenters' Rights

        Holders of the TriNet Notes do not have any appraisal or dissenters' rights in connection with the exchange offer.

Procedures for Tendering Notes

        Only holders of record are authorized to tender their TriNet Notes for exchange. If you wish to tender TriNet Notes in this exchange offer and you are not a participant in DTC, you should contact your broker, dealer, commercial bank, trust company or other nominee promptly regarding the procedures to follow to tender your notes. If you wish to exchange TriNet Notes in this exchange offer on your own behalf, you must, before completing and signing the consent and letter of transmittal and delivering your TriNet Notes, make appropriate arrangements to register the ownership of those TriNet Notes in your name. This may take considerable time and may not be able to be completed before the expiration date of this exchange offer.

        The tender of TriNet Notes pursuant to this exchange offer and in accordance with the procedures described below will be deemed to constitute a consent with respect to the proposed amendments to the indenture governing the notes tendered and to the execution and delivery of the supplemental indenture for the TriNet Notes.

        If you have any questions or need assistance in tendering your TriNet Notes, please call Georgeson Shareholder Communications Inc., the information agent, whose address and contact details appear in the section entitled "The Information Agent" below.

        Tender of TriNet Notes held through a custodian.    If your TriNet Notes are held of record by a broker, dealer, commercial bank, trust company or other nominee, you must contact the holder of record promptly and instruct the holder of record to tender your notes on your behalf. Any beneficial owner of TriNet Notes held of record by DTC or its nominee, through authority granted by DTC may direct the holder of record to tender on the beneficial owner's behalf.

        Tender of TriNet Notes held through DTC.    To tender TriNet Notes that are held through DTC, you should transmit your acceptance through the Automated Tender Offer Program, and DTC will then edit and verify the acceptance and send an agent's message to the exchange agent for its acceptance. Delivery of tendered TriNet Notes must be made to the exchange agent pursuant to the book-entry delivery procedures set forth below.

  You should send consents and letters of transmittal only to the exchange agent and not to us or the dealer manager.

        The delivery of TriNet Notes and letters of transmittal and consent, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance of an agent's message transmitted through the Automated Tender Offer Program or otherwise, is at the election and risk of the holder tendering those TriNet Notes and delivering the consent and letter of transmittal. Except as otherwise provided in the consent and letter of transmittal and consent, delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, we recommend that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the expiration date to assure timely delivery to the exchange agent. If delivery is made by facsimile, the holder must provide the original within five business days after facsimile delivery.

        Except as provided below, unless the TriNet Notes being tendered for exchange are deposited with the exchange agent on or before the expiration date, accompanied by a properly completed and duly executed consent and letter of transmittal or a properly transmitted agent's message, we may, at our option, treat the tender of the notes as defective for purposes of the right to exchange pursuant to this exchange offer. Exchange of the TriNet Notes will be made only against deposit of the tendered TriNet Notes and delivery of all other required documents.

        Book-entry delivery procedures.    The exchange agent will establish accounts with respect to the TriNet Notes at DTC for purposes of this exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC may make book-entry delivery of the notes by causing DTC, as appropriate, to transfer such TriNet Notes into the exchange agent's account in accordance with DTC's procedures for such transfer. Although delivery of TriNet Notes may be effected through book-entry into the exchange agent's account at DTC, the consent and letter of transmittal, or facsimile of it, with any required signature guarantees, or an agent's message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent on or before the expiration date, as applicable. Delivery of documents to DTC does not constitute delivery to the exchange agent.

        The confirmation of a book-entry transfer into the exchange agent's account at DTC as described above is referred to as a "book-entry confirmation."

        "Agent's message" means a message transmitted by DTC, received by the exchange agent, and made a part of a Book-Entry Confirmation. The message states that DTC has received an express acknowledgement from the person tendering the notes that the person has received and agrees to be bound by the terms of the consent and letter of transmittal and that we may enforce such agreement against the holder.

        Signature guarantees.    Your broker may require signatures on letters of transmittal be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program if the TriNet Notes are registered in the name of a person other than the signer of the consent and letter of transmittal.

        Determination of validity.    We will determine in our sole discretion all questions as to the validity, form, eligibility, including time or receipt, and acceptance and withdrawal of tendered notes. We reserve the absolute right to reject any and all notes not properly tendered or any notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular notes either before or after the expiration date. Our interpretation of the terms and conditions of this exchange offer and consent solicitation, including the instructions in the consent and letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of notes must be cured within a time period that we will determine. Neither we, the exchange agent nor any other person will have any duty or will incur any liability for failure to give such notification. Tenders of notes will not be considered to have been made until any defects or irregularities have been cured or waived. Any notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering owners, unless otherwise provided in the consent and letter of transmittal, as soon as practicable following the expiration date.

Withdrawal Rights and Revocation of Consents

        To the extent we receive the requisite consents, we expect to enter into a supplemental indenture giving effect to the proposed amendments on the consent date, and thereafter you will not be permitted to withdraw the TriNet Notes you tender. We will issue a press release on the business day following the execution of the supplemental indenture. The proposed amendments will not become operative until we accept and consummate the exchange of all notes that are validly tendered. However, if you withdraw your tendered TriNet Notes prior to the consent date, you will not be entitled to receive the consent amount. If you tender your TriNet Notes after the consent date, you may validly withdraw TriNet Notes that you tender at any time prior to 12:00 midnight, New York City time on the expiration date. The proper withdrawal of any TriNet Notes that you tender will also constitute a withdrawal of your consent represented by those withdrawn notes to the proposed amendments. If we make a material change in the terms of the exchange offer, we will disseminate additional offering materials and extend the exchange offer to the extent required by law, and you will have the right to withdraw your tendered TriNet Notes.

        For a withdrawal of tendered notes to be effective, a written notice of withdrawal must be received by the exchange agent on or prior to the expiration of this exchange offer at the address set forth below under "Exchange Agent." Any notice of withdrawal must:

  •
  specify the name of the person who tendered the notes to be withdrawn;

  •
  identify the notes to be withdrawn, including the name and number of the account at the applicable book-entry transfer facility to be credited; and

  •
  be signed by the holder in the same manner as the original signature on the consent and letter of transmittal by which the notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee or other applicable person register transfer of the notes into the name of the person withdrawing the tender.

If you have tendered your TriNet Notes through a custodian but wish to withdraw them, you must withdraw your tender through the custodian prior to the expiration of this exchange offer and consent solicitation.

        All questions as to the validity, form and eligibility, including time or receipt, of notices of withdrawal will be determined by us. Our determination will be final and binding on all parties. Any notes withdrawn will be deemed not to have been validly tendered for purposes of this exchange offer and consent solicitation and no iStar Notes will be issued in exchange unless the notes so withdrawn are validly retendered. Any notes which have been tendered but which are effectively withdrawn will be credited by the exchange agent to the appropriate account at DTC without expense to the withdrawing person as soon as practicable after withdrawal. Properly withdrawn notes may be retendered by following one of the procedures described above under "Procedures for Tendering Notes" at any time prior to the expiration date.

Exchange of Notes

        We will issue iStar Notes upon the terms of this exchange offer and consent solicitation and applicable law with respect to the TriNet Notes validly tendered and not withdrawn for exchange under this exchange offer and consent solicitation approximately three business days subsequent to the expiration date. For purposes of this exchange offer and consent solicitation, we will be deemed to have accepted for exchange validly tendered notes for defectively tendered notes with respect to which we have waived such defect, if, as and when we give oral (confirmed in writing) or written notice of such waiver to the exchange agent. We will exchange the TriNet Notes for iStar Notes and residual cash amounts on account of rounding.

        In all cases, credits of iStar Notes will only be made as soon as practicable after the expiration date of this exchange offer and consent solicitation and assuming receipt by the exchange agent of:

  •
  timely confirmation of a book-entry transfer of the TriNet Notes into the exchange agent's account at DTC pursuant to the procedures set forth in "Procedures for Exchanging Notes—Book-Entry Delivery Procedures" above;

  •
  a properly completed and duly signed consent and letter of transmittal, or facsimile copy, or a properly transmitted agent's message; and

  •
  any other documents required by the consent and letter of transmittal.

If we do not accept any tendered notes for exchange pursuant to this exchange offer and consent solicitation for any reason, the exchange agent will, without expense and promptly after expiration or termination of this exchange offer and consent solicitation credit such notes to the account maintained at DTC from which the TriNet Notes were delivered.

"Blue Sky" Compliance

        We are making this exchange offer and consent solicitation to all holders of TriNet Notes. We are not aware of any jurisdiction in which the making of this exchange offer and consent solicitation is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of this exchange offer and consent solicitation would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, this exchange offer and consent solicitation will not be made to, nor will tenders of TriNet Notes be accepted from or on behalf of, the holders of TriNet Notes residing in such jurisdiction.

Dealer Manager

        We have retained Bear, Stearns & Co. Inc. as our exclusive dealer manager in connection with this exchange offer and consent solicitation. In this capacity, Bear Stearns may contact holders of TriNet Notes regarding the exchange offer and consent solicitation and may request DTC Participants to forward this prospectus and related materials to beneficial owners of the TriNet Notes. Skadden, Arps, Slate, Meagher & Flom LLP will pass upon certain legal matters for the dealer manager.

        We have agreed to pay Bear Stearns customary fees and to reimburse Bear Stearns for their reasonable out-of-pocket expenses for their services as Dealer Manager in connection with the exchange offer and consent solicitation. We have also agreed to indemnify Bear Stearns and their officers, directors, employees, agents and affiliates against certain liabilities under U.S. federal or state law or otherwise caused by, relating to or arising out of the exchange offer and consent solicitation.

Exchange Agent

        Computershare Trust Company of New York has been appointed as the exchange agent for the exchange offer and consent solicitation. All correspondence in connection with the exchange offer and executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the consent and letter of transmittal should be directed to the information agent addressed as indicated on the back cover of this prospectus.

By Mail:	By Facsimile Transmission:	By Hand or Overnight Courier:
Computershare Trust Company of New York Wall Street Station P.O. Box 1010 New York, NY 10268-1010	For Eligible Institutions Only: (212) 701-7636 For Confirmation Only Telephone: (212) 701-7600	Computershare Trust Company of New York Wall Street Plaza 88 Pine Street, 19th Floor New York, NY 10005

        Requests for additional copies of this prospectus or the consent and letter of transmittal should be directed to the information agent.

        Delivery of the consent and letter of transmittal to an address other than as set forth on the back cover or transmission of such consent and letter of transmittal via facsimile other than as set forth above does not constitute a valid delivery of the consent and letter of transmittal.

Information Agent

        We have appointed Georgeson Shareholder Communications Inc. to act as the information agent in connection with the exchange offer and consent solicitation of the TriNet Notes. Any questions concerning the exchange offer and consent solicitation procedures or requests for assistance or additional copies of this prospectus or the consents and letters of transmittal may be directed to the information agent at:

Georgeson Shareholder
17 State Street-10th Floor
New York, NY 10004
Banks and Brokers Call 212.440.9800
All others call Toll-Free 1.866.873.6993

Fees and Expenses

        The expenses of soliciting consents and consummating the exchange pursuant to the exchange offer and consent solicitation will be paid by us. Once the registration statement of which this prospectus forms a part is declared effective by the SEC, we will be making the principal solicitation by mail. However, where permitted by applicable law, we may make additional solicitations by telephone, internet, e-mail, facsimile or in person by officers and regular employees of ours and those of our affiliates.

        Except as described above, we will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer and consent solicitation. We will pay, however, the reasonable and customary fees and out-of-pocket expenses of the exchange agent, the trustee, the dealer manager, the information agent and legal, accounting, and related fees and expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses incurred in forwarding copies of this prospectus and the related documents to the beneficial owners of the TriNet Notes, and in handling or forwarding exchanges.

        We will also pay all transfer taxes, if any, applicable to the exchange of TriNet Notes pursuant to the exchange offer and consent solicitation. If, however, iStar Notes or TriNet Notes for principal amounts not presented for exchange or not exchanged, respectively, are to be issued in the name of any person other than the registered holder of the iStar Notes, or if presented for exchange are registered in the name of any person other than the person signing the consent and letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of TriNet Notes pursuant to the exchange offer and consent solicitation, then the amount of any such transfer taxes imposed on the registered holder or any other persons will be payable by the holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the consent, the amount of such transfer taxes will be billed directly to such holder.

DESCRIPTION OF THE ISTAR NOTES

        On March 9, 2004, we issued $250,000,000 aggregate principal amount of our 5.70% Series B Senior Notes due 2014 in an offering for cash. We will issue additional iStar Notes in this exchange offer, under an Indenture (the "Indenture") dated March 9, 2004, between us and U.S. Bank Trust National Association, as trustee (the "Trustee"). The form and terms of the iStar Notes will be identical in all material respects with the form and terms of the iStar Financial Inc. 5.70% Series B Senior Notes due 2014. We have summarized in this section the principal terms of the iStar Notes and the Indenture under which they were issued. This summary is not complete. You should read the Indenture and the iStar Notes for additional information before you decide to participate in the exchange offer because they, and not this description, define your rights as holders of the iStar Notes. You may request copies of these documents at our address shown under the caption "Incorporation of Certain Documents by Reference" on page 76 of this prospectus. The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended (the "TIA"). Capitalized terms used but not defined in this section have the meanings specified in the Indenture. For purposes of this "Description of the iStar Notes," "iStar," "we," "our" or "us" refers to iStar Financial Inc. and does not include our subsidiaries.

        The iStar Notes will be unsecured obligations of the Company, ranking pari passu in right of payment with all other senior unsecured obligations of the Company.

        The Company will issue the iStar Notes in fully registered form in denominations of $1,000 and integral multiples thereof. The Trustee will initially act as Paying Agent and Registrar for the Notes. The iStar Notes may be presented for registration or transfer and exchange at the offices of the Registrar. The Company may change any Paying Agent and Registrar without notice to holders of the iStar Notes (the "Holders"). The Company will pay principal (and premium, if any) on the iStar Notes at the Trustee's corporate office in New York, New York. At the Company's option, interest may be paid at the Trustee's corporate trust office or by check mailed to the registered address of Holders.

Principal, Maturity and Interest

        The iStar Notes are a series of securities issued under the Indenture. The Indenture permits the Company to "reopen" this series without the consent of the Holders, and issue additional iStar Notes at any time on the same terms and conditions and with the same CUSIP number as the iStar Notes being issued in this offering. The iStar Notes will mature on March 1, 2014. Interest on the iStar Notes will accrue at the rate of 5.70% per annum and will be payable semiannually in cash on each March 1 and September 1, commencing on March 1, 2005 to the persons who are registered Holders at the close of business on the February 15 and August 15 immediately preceding the applicable interest payment date. Interest on the iStar Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance. In the case of iStar Notes issued in the exchange offer, interest will accrue from September 1, 2004, which was the most recent interest payment date with respect to the iStar Notes.

        The iStar Notes will not be entitled to the benefit of any mandatory sinking fund.

Redemption

        At any time on or prior to March 1, 2014, the iStar Notes may be redeemed or purchased in whole but not in part at the Company's option at a price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest, if any, to the date of the redemption or purchase (the "Redemption Date") (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date). Such redemption or purchase may be made upon notice mailed by first-class mail to each Holder's registered address, not less than 30 nor more than 60 days prior to the Redemption Date.

        "Applicable Premium" means, with respect to an iStar Note at any Redemption Date, the greater of: (1) 1.0% of the principal amount of such iStar Note; and (2) the excess of (a) the present value at such Redemption Date of (i) the principal amount of such iStar Note on March 1, 2014 plus (ii) all required remaining scheduled interest payments due on such iStar Note through March 1, 2014, computed using a discount rate equal to the Treasury Rate plus 50 basis points; over (b) the principal amount of such iStar Note on such Redemption Date. Calculation of the Applicable Premium will be made by the Company or on behalf of the Company by such Person as the Company shall designate; provided, however, that such calculation shall not be a duty or obligation of the Trustee.

        "Treasury Rate" means, with respect to a Redemption Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to March 1, 2014; provided, however, that if the period from such Redemption Date to March 1, 2014 is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such Redemption Date to March 1, 2014 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Change of Control

        Upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion of such Holder's iStar Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase.

        Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have an iStar Note purchased pursuant to a Change of Control Offer will be required to surrender the iStar Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the iStar Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

        If a Change of Control Offer is made, we cannot assure you that the Company will have available funds sufficient to pay the Change of Control purchase price for all the iStar Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding iStar Notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, we cannot assure you that the Company would be able to obtain such financing.

        Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to a Holder's right to redemption upon a Change of Control. Restrictions in the Indenture described herein on the ability of the Company and its Subsidiaries to incur additional Indebtedness, to grant liens on its property and to make Restricted Payments may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the iStar Notes, and we cannot assure you that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements that have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

        The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of iStar Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

Certain Covenants

        The Indenture contains, among others, the following covenants; provided that the Indenture provides that the covenants set forth below under the heading "Additional Covenants if the iStar Notes are Not Rated Investment Grade," including "Limitation on Liens," "Limitation on Restricted Payments," "Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries," "Limitation on Preferred Stock of Subsidiaries," "Limitation of Guarantees by Subsidiaries," "Conduct of Business" and "Limitations on Transactions with Affiliates," will not be applicable in the event, and only for so long as, the iStar Notes are rated Investment Grade and no Default or Event of Default has occurred and is continuing. Since the iStar Notes are presently rated Investment Grade and no Default or Event of Default has occurred and is continuing, these additional covenants are not currently in effect.

        Limitation on Incurrence of Additional Indebtedness.    The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (including, without limitation, Acquired Indebtedness) other than Permitted Indebtedness.

        Notwithstanding the foregoing, if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company or any of its Subsidiaries may incur Indebtedness (including, without limitation, Acquired Indebtedness), in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof:

  •
  the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 1.50 to 1.0;

  •
  the ratio of the aggregate amount of Indebtedness outstanding on a consolidated basis to our Consolidated Net Worth is less than 5.0 to 1.0; and

  •
  the ratio of the aggregate amount of Senior Recourse Indebtedness outstanding on a consolidated basis to the sum of: (1) our Consolidated Net Worth; and (2) the aggregate amount of the Subordinated Indebtedness outstanding on a consolidated basis is less than 2.75 to 1.0; provided, however, that the aggregate principal amount of such Subordinated Indebtedness is not in excess of our Consolidated Net Worth.

        Notwithstanding the foregoing, the Company will not permit TriNet Corporate Realty Trust, Inc. ("TriNet") or any of its Subsidiaries to incur Indebtedness (as defined in the indenture governing

TriNet's outstanding publicly held debt securities on the Measurement Date) if, immediately after giving effect to the incurrence of such Indebtedness and the application of the proceeds thereof, the aggregate principal amount of all outstanding Indebtedness of TriNet and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 55% of the sum of (without duplication): (1) the Total Assets (as defined in the indenture governing TriNet's outstanding publicly-held debt securities on the Measurement Date) of TriNet and its Subsidiaries as of the end of the calendar quarter covered in TriNet's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Indebtedness; and (2) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by TriNet or any Subsidiary of TriNet since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Indebtedness. The above limitation shall terminate immediately upon TriNet ceasing to exist as a Subsidiary of the Company as a result of a merger or consolidation of TriNet with the Company or the sale, transfer, disposition or distribution of all or substantially all of TriNet's assets to the Company.

        Maintenance of Total Unencumbered Assets.    The Company and its Subsidiaries will maintain Total Unencumbered Assets of not less than 125% of the aggregate outstanding principal amount of the Unsecured Indebtedness of the Company and its Subsidiaries, in each case on a consolidated basis.

        Merger, Consolidation and Sale of Assets.    The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and the Company's Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

  (1)
  either:

  (a)
  the Company shall be the surviving or continuing corporation; or

  (b)
  the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company's Subsidiaries substantially as an entirety (the "Surviving Entity"):

  (i)
  shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

  (ii)
  shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the iStar Notes and the performance of every covenant of the iStar Notes and the Indenture on the part of the Company to be performed or observed;

  (2)
  immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(ii) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be: (a) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction; and (b) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "—Limitation on

    Incurrence of Additional Indebtedness" covenant; provided, however, that this clause (2) shall not apply in the event of a transaction between the Company and TriNet;

  (3)
  immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(ii) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

  (4)
  the Company or the Surviving Entity shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

        For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

        The Indenture will provide that upon any consolidation or merger or any transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the iStar Notes with the same effect as if such surviving entity had been named as such.

        Reports to Holders.    Whether or not required by the rules and regulations of the Commission, so long as any iStar Notes are outstanding, the Company will furnish the Holders of iStar Notes:

  (1)
  all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Subsidiaries) and, with respect to the annual information only, a report thereon by the Company's independent registered public accounting firm; and

  (2)
  all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the Commission's rules and regulations.

        In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any iStar Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Additional Covenants if the iStar Notes are not Rated Investment Grade

        The Indenture provides that the following covenants will be operative if, and for so long as, the iStar Notes are not rated Investment Grade.

        Limitation on Restricted Payments.    The Company will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly:

(1)
declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on or in respect of shares of the Company's Capital Stock to holders of such Capital Stock;

(2)
purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock; or

(3)
make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company that is subordinate or junior in right of payment to the Notes

(4)
if at the time of such action (each, a "Restricted Payment") or immediately after giving effect thereto,

(i)
a Default or an Event of Default shall have occurred and be continuing; or

(ii)
the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the limitation on Incurrence of Additional Indebtedness covenant; or

(iii)
the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Measurement Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined in good faith by the Board of Directors of the Company) shall exceed the sum of:

(w)
95% of the cumulative Consolidated Adjusted Earnings (or if cumulative Consolidated Adjusted Earnings shall be a loss, minus 100% of such loss) of the Company earned subsequent to June 30, 2001 and on or prior to the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus

(x)
100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Measurement Date and on or prior to the Reference Date of Qualified Capital Stock of the Company; plus

(y)
without duplication of any amounts included in clause (iii)(x) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company's Capital Stock.

        The foregoing provisions do not prohibit:

(1)
the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

(2)
if no Default or Event of Default shall have occurred and be continuing, the acquisition of any shares of Capital Stock of the Company, either (i) solely in exchange for shares of Qualified

  Capital Stock of the Company or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;

(3)
if no Default or Event of Default shall have occurred and be continuing, the acquisition of any Indebtedness of the Company that is subordinate or junior in right of payment to the Notes either (i) solely in exchange for shares of Qualified Capital Stock of the Company, or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of (a) shares of Qualified Capital Stock of the Company or (b) Refinancing Indebtedness;

(4)
so long as no Default or Event of Default shall have occurred and be continuing, repurchases by the Company of Common Stock of the Company from employees of the Company or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees, in an aggregate amount not to exceed $500,000 in any calendar year;

(5)
the declaration or payment by the Company of any dividend or distribution that is necessary to maintain its status as a REIT under the Code if:

(a)
the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 2.0 to 1.0; and

(b)
no Default or Event of Default shall have occurred and be continuing;

(6)
the payment of any dividend on Preferred Stock of the Company; and

(7)
Restricted Payments in an amount not to exceed $75.0 million.

        In determining the aggregate amount of Restricted Payments made subsequent to the Measurement Date in accordance with clause (iii) of the immediately preceding paragraph, amounts expended pursuant to clauses (1), (2) (ii), 3 (ii) (a), (4), (5) and (7) shall be included in such calculation.

        Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries.    The Company shall not, and shall not cause or permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary of the Company to:

(1)
pay dividends or make any other distributions on or in respect of its Capital Stock;

(2)
make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Subsidiary of the Company; or

(3)
transfer any of its property or assets to the Company or any other Subsidiary of the Company,

except for such encumbrances or restrictions existing under or by reason of:

  (a)
  applicable law;

  (b)
  the Indenture;

  (c)
  customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Subsidiary of the Company;

  (d)
  any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

  (e)
  agreements existing on the Measurement Date to the extent and in the manner such agreements are in effect on the Measurement Date;

  (f)
  provisions of any agreement governing Indebtedness incurred in accordance with this Indenture that impose such encumbrances or restrictions upon the occurrence of a default or failure to meet financial covenants or conditions under the agreement;

  (g)
  restrictions on the transfer of assets (other than cash) held in a Subsidiary of the Company imposed under any agreement governing Indebtedness incurred in accordance with this Indenture;

  (h)
  provisions of any agreement governing Indebtedness incurred in accordance with this Indenture that require a Subsidiary to service its debt obligations before making dividends, distributions or advancements in respect of its Capital Stock;

  (i)
  an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (b), (d) or (e) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are not materially less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (b), (d) or (e).

        Limitation on Transactions with Affiliates.    The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than: (1) Affiliate Transactions permitted as described below; and (2) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Subsidiary.

        All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $5.0 million shall be approved by the Board of Directors of the Company or such Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $10.0 million, the Company or such Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

        The restrictions set forth in the first paragraph of this covenant shall not apply to:

(1)
reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Subsidiary of the Company as determined in good faith by the Company's Board of Directors or senior management;

(2)
transactions exclusively between or among the Company and any of its Subsidiaries or exclusively between or among such Subsidiaries in the ordinary course of business, provided such transactions are not otherwise prohibited by this Indenture;

(3)
transactions between the Company or one of its Subsidiaries and any Person in which the Company or one of its Subsidiaries has made an Investment in the ordinary course of the Company's real estate lending business and such Person is an Affiliate solely because of such Investment;

(4)
transactions between the Company or one of its Subsidiaries and any Person in which the Company or one of its Subsidiaries holds an interest as a joint venture partner and such Person is an Affiliate solely because of such interest;

(5)
any agreement as in effect as of the Measurement Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Measurement Date; and

(6)
Restricted Payments permitted by the Indenture.

        Limitation on Liens.    The Company shall not, and shall not cause or permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind on the assets of the Company securing Indebtedness of the Company unless:

(1)
in the case of Liens securing Indebtedness of the Company that is expressly subordinate or junior in right of payment to the Notes, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

(2)
in all other cases, the Notes are equally and ratably secured except for:

(a)
Liens existing as of the Measurement Date to the extent and in the manner such Liens are in effect on the Measurement Date;

(b)
Liens securing the Notes;

(c)
Liens securing Refinancing Indebtedness that is incurred to Refinance any Indebtedness that has been secured by a Lien permitted under this Indenture and that has been incurred in accordance with the provisions of this Indenture; provided, however, that such Liens: (i) are no less favorable to the Holders than the Liens in respect of the Indebtedness being Refinanced; and (ii) do not extend to or cover any property or assets of the Company not securing the Indebtedness so Refinanced; and

(d)
Permitted Liens.

        Limitation on Preferred Stock of Subsidiaries.    The Company will not permit any of its Subsidiaries to issue any Preferred Stock (other than to the Company or to a Wholly Owned Subsidiary of the Company) or permit any Person (other than the Company or a Wholly Owned Subsidiary of the Company) to own any Preferred Stock of any Subsidiary of the Company, other than Preferred Stock outstanding on the Measurement Date of Subsidiaries formed to facilitate maintaining the Company's REIT status.

        Conduct of Business.    The Company and its Subsidiaries will engage primarily in the financing and real-estate related businesses contemplated by Article III(b) of the Company's Amended and Restated Charter as in effect on the Measurement Date and other activities related to or arising out of those activities.

        Limitation of Guarantees by Subsidiaries.    The Company will not permit any of its Subsidiaries, directly or indirectly, by way of the pledge of any intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to any Indebtedness of the Company, unless, in any such case:

(1)
such Subsidiary executes and delivers a supplemental indenture to this Indenture, providing a guarantee of payment of the Notes by such Subsidiary; and

(2)
if such assumption, guarantee or other liability of such Subsidiary is provided in respect of Indebtedness that is expressly subordinated to the Notes, the guarantee or other instrument provided by such Subsidiary in respect of such subordinated Indebtedness shall be subordinated to the Guarantee pursuant to subordination provisions no less favorable to the Holders of the Notes than those contained in this Indenture.

        Notwithstanding the foregoing, any such Guarantee by a Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged, without any further action required on the part of the Trustee or any Holder, upon:

(1)
the unconditional release of such Subsidiary from its liability in respect of the Indebtedness in connection with which such Guarantee was executed and delivered pursuant to the preceding paragraph; or

(2)
any sale or other disposition (by merger or otherwise) to any Person that is not a Subsidiary of the Company of all of the Company's Capital Stock in, or all or substantially all of the assets of, such Subsidiary; provided that: (a) such sale or disposition of such Capital Stock or assets is otherwise in compliance with the terms of the Indenture; and (b) such assumption, guarantee or other liability of such Subsidiary has been released by the holders of the other Indebtedness so guaranteed.

Events of Default

        The following events are defined in the Indenture as "Events of Default":

  (1)
  the failure to pay interest on any iStar Notes when the same becomes due and payable and the default continues for a period of 30 days;

  (2)
  the failure to pay the principal on any iStar Notes, when such principal becomes due and payable, at maturity or otherwise (including the failure to make a payment to purchase iStar Notes tendered pursuant to a Change of Control Offer);

  (3)
  a default in the observance or performance of any other covenant or agreement contained in the Indenture and such default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the iStar Notes (except in the case of a default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

  (4)
  the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness (other than Non-Recourse Indebtedness) of the Company or any Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by the Company or such Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $20.0 million or more at any time;

  (5)
  one or more judgments in an aggregate amount in excess of $20.0 million shall have been rendered against the Company or any of its Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable (other than any judgments as to which, and only to the extent, a reputable insurance company has acknowledged coverage of such judgments in writing); or

  (6)
  certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries.

        If an Event of Default (other than an Event of Default specified in clause (6) above with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding iStar Notes may declare the principal of and accrued interest on all the iStar Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same shall become immediately due and payable.

        If an Event of Default specified in clause (6) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding iStar Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

        The Indenture will provide that, at any time after a declaration of acceleration with respect to the iStar Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the iStar Notes may rescind and cancel such declaration and its consequences:

  (1)
  if the rescission would not conflict with any judgment or decree;

  (2)
  if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

  (3)
  to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

  (4)
  if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

  (5)
  in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the Trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

        The Holders of a majority in principal amount of the iStar Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any iStar Notes.

        Holders of the iStar Notes may not enforce the Indenture or the iStar Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding iStar Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

        Under the Indenture, the Company is required to provide an officers' certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

        The Company may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding iStar Notes ("Legal Defeasance"). Such Legal Defeasance means that the

Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding iStar Notes, except for:

  (1)
  the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the iStar Notes when such payments are due;

  (2)
  the Company's obligations with respect to the iStar Notes concerning issuing temporary iStar Notes, registration of iStar Notes, mutilated, destroyed, lost or stolen iStar Notes and the maintenance of an office or agency for payments;

  (3)
  the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith; and

  (4)
  the Legal Defeasance provisions of the Indenture.

        In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the iStar Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the iStar Notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized independent registered public accounting firm, to pay the principal of, premium, if any, and interest on the iStar Notes on the stated date for payment thereof;

  (2)
  in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

  (a)
  the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

  (b)
  since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

  (5)
  such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

  (6)
  the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

  (7)
  the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with;

  (8)
  the Company shall have delivered to the Trustee an opinion of counsel to the effect that, assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the date of deposit and that no Holder is an insider of the Company, after the 91st day following the date of deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and

  (9)
  certain other customary conditions precedent are satisfied.

        Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all iStar Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the iStar Notes, as expressly provided for in the Indenture) as to all outstanding iStar Notes when:

  (1)
  either:

  (a)
  all the iStar Notes theretofore authenticated and delivered (except lost, stolen or destroyed iStar Notes that have been replaced or paid and iStar Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

  (b)
  all iStar Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the iStar Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the iStar Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity;

  (2)
  the Company has paid all other sums payable under the Indenture by the Company; and

  (3)
  the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the Indenture

        From time to time, the Company and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not, in the opinion of the Trustee, adversely affect the rights of any of the Holders in any material respect. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding iStar Notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may:

  (1)
  reduce the amount of iStar Notes whose Holders must consent to an amendment;

  (2)
  reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any iStar Notes;

  (3)
  reduce the principal of or change or have the effect of changing the fixed maturity of any iStar Notes;

  (4)
  make any iStar Notes payable in money other than that stated in the iStar Notes;

  (5)
  make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such iStar Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of iStar Notes to waive Defaults or Events of Default;

  (6)
  after the Company's obligation to purchase iStar Notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or, after such Change of Control has occurred, modify any of the provisions or definitions with respect thereto; or

  (7)
  modify or change any provision of the Indenture or the related definitions affecting the subordination or ranking of the iStar Notes in a manner which adversely affects the Holders.

Governing Law

        The Indenture will provide that it and the iStar Notes will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

        The Indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

        The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

        "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case whether or not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary of the Company or such acquisition, merger or consolidation.

        "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

        "Asset Acquisition" means: (1) an Investment by the Company or any Subsidiary of the Company in any other Person pursuant to which such Person shall become a Subsidiary of the Company or any Subsidiary of the Company, or shall be merged with or into the Company or any Subsidiary of the Company; or (2) the acquisition by the Company or any Subsidiary of the Company of the assets of any Person (other than a Subsidiary of the Company) that constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

        "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by us or any of our Subsidiaries (including any sale and leaseback transaction) to any Person other than us or our Wholly Owned Subsidiaries of:

  (1)
  any Capital Stock of any of our Subsidiaries; or

  (2)
  any of our or our Subsidiaries' other property or assets other than sales of loan-related assets made in the ordinary course of the Company's real estate lending business and other asset sales made in the ordinary course of the Company's business.

        "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

        "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

        "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

        "Capital Stock" means:

  (1)
  with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person; and

  (2)
  with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

        "Change of Control" means the occurrence of one or more of the following events:

  (1)
  any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture) other than to the Permitted Holders;

  (2)
  the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture);

  (3)
  any Person or Group (other than the Permitted Holders) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; provided, however, that no Change of Control shall be deemed to have occurred as a result of the sale or transfer by the Permitted Holders of shares of Capital Stock of the Company representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company to a Person or Group, whether in one transaction or a series of related transactions, that has an investment grade senior unsecured credit rating from both of Moody's and S&P and the Company's senior unsecured ratings from Moody's and S&P are the same or better immediately following such sale or transfer as before such sale or transfer; or

  (4)
  the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

        "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Measurement Date or issued after the Measurement Date, and includes, without limitation, all series and classes of such common stock.

        "Consolidated Adjusted Earnings" with respect to any Person, for any period, means the Consolidated Net Income, less dividend payments on Preferred Stock, plus depreciation and amortization (including the Company's share of joint venture depreciation and amortization).

        "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of:

  (1)
  Consolidated Net Income; and

  (2)
  to the extent Consolidated Net Income has been reduced thereby:

  (a)
  all income taxes of such Person and its Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary gains or losses and direct impairment charges or the reversal of such charges on the Company's assets);

  (b)
  Consolidated Interest Expense; and

  (c)
  depreciation and amortization;

all as determined on a consolidated basis for such Person and its Subsidiaries in accordance with GAAP.

        "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the "Four Quarter Period") ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

  (1)
  the incurrence or repayment of any Indebtedness of such Person or any of its Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

  (2)
  any asset sales or other dispositions or any asset originations, asset purchases, Investments and Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Subsidiaries (including any Person who becomes a Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) attributable to the assets which are originated or purchased, the Investments that are made and the assets that are the subject of the Asset Acquisition or asset sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or other disposition or asset origination, asset purchase, Investment or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

        "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

  (1)
  Consolidated Interest Expense; plus

  (2)
  the amount of all dividend payments on any series of Preferred Stock of such Person and, to the extent permitted under the Indenture, its Subsidiaries (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period.

        "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication:

  (1)
  the aggregate of the interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation: (a) any amortization of debt discount; (b) the net costs under Interest Swap Obligations;

    (c) all capitalized interest; and (d) the interest portion of any deferred payment obligation; and

  (2)
  to the extent not already included in clause (1), the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

        "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Subsidiaries before the payment of dividends on Preferred Stock for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom:

  (1)
  after-tax gains and losses from Asset Sales or abandonments or reserves relating thereto (including gains and losses from the sale of corporate tenant lease assets);

  (2)
  after-tax items classified as extraordinary gains or losses and direct impairment charges or the reversal of such charges on the Company's assets;

  (3)
  the net income (but not loss) of any Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is restricted by a contract, operation of law or otherwise, except for such restrictions permitted by clauses (f), (g) and (h) of the "Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries" covenant, whether such permitted restrictions exist on the Measurement Date or are created thereafter;

  (4)
  the net income or loss of any other Person, other than a Consolidated Subsidiary of the referent Person, except:

  (a)
  to the extent (in the case of net income) of cash dividends or distributions paid to the referent Person, or to a Wholly Owned Subsidiary of the referent Person (other than a Subsidiary described in clause (3) above), by such other Person; or

  (b)
  that the referent Person's share of any net income or loss of such other Person under the equity method of accounting for Affiliates shall not be excluded;

  (5)
  any restoration to income of any contingency reserve of an extraordinary, nonrecurring or unusual nature, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Measurement Date;

  (6)
  income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued, but not including revenues, expenses, gains and losses relating to real estate properties sold or held for sale, even if they were classified as attributable to discontinued operations under the provisions of SFAS No. 144); and

  (7)
  in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.

        "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person, as of the end of the last completed fiscal quarter ending on or prior to the date of the transaction giving rise to the need to calculate Consolidated Net Worth determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person and interests in such Person's Consolidated Subsidiaries not owned, directly or indirectly, by such Person.

        "Consolidated Subsidiary" means, with respect to any Person, a Subsidiary of such Person, the financial statements of which are consolidated with the financial statements of such Person in accordance with GAAP.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Subsidiary of the Company against fluctuations in currency values.

        "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

        "Disqualified Capital Stock" means that portion of any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control) on or prior to the final maturity date of the iStar Notes.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

        "Existing Credit Agreements" mean: (1) the Credit Agreement dated as of July 26, 2001, between the Company, the lenders party thereto in their capacities as lenders thereunder and Bank of America, N.A., as agent; (2) the Amended and Restated Credit Agreement dated as of December 28, 2000 between SFI II, Inc. and Greenwich Capital Markets, Inc., as lender; (3) the credit facility between Deutsche Bank AG, New York Branch, and iStar DB Seller LLC, dated as of January 11, 2001; (4) the credit facility, dated as of August 12, 1998, between Lehman Brothers Holdings, Inc. and SFT Whole Loan A, Inc.; and (5) the Master Repurchase Agreement dated September 30, 2002 between Goldman Sachs Mortgage Company and iStar Finance Sub V LLC in each case, together with the related documents thereto (including, without limitation, any security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted by the "Limitation on Incurrence of Additional Indebtedness" covenant above) or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

        "Fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Measurement Date. For the avoidance of doubt, revenues, expenses, gains and losses that are included in results of discontinued operations because of the application of SFAS No. 144 will be treated as revenues, expenses, gains and losses from continuing operations.

        "Guarantor" means: each of the Company's Subsidiaries that in the future executes a supplemental indenture in which such Subsidiary agrees to be bound by the terms of the Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Indenture.

        "Indebtedness" means with respect to any Person, without duplication:

  (1)
  all Obligations of such Person for borrowed money;

  (2)
  all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

  (3)
  all Capitalized Lease Obligations of such Person;

  (4)
  all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted);

  (5)
  all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

  (6)
  guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

  (7)
  all Obligations of any other Person of the type referred to in clauses (1) through (6) above which are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset and the amount of the Obligation so secured;

  (8)
  all Obligations under Currency Agreements and Interest Swap Obligations of such Person; and

  (9)
  all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

        For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

        "Independent Financial Advisor" means a firm: (1) that does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company; and (2) that, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

        "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

        "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee), or corporate tenant lease to or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences or Indebtedness issued by, any Person. "Investment" shall exclude extensions of trade credit by us and our Subsidiaries on commercially reasonable terms in accordance with our or our Subsidiaries' normal trade practices, as the case may be.

        "Investment Grade" means a rating of the iStar Notes by both S&P and Moody's, each such rating being one of such agency's four highest generic rating categories that signifies investment grade (i.e. BBB- (or the equivalent) or higher by S&P and Baa3 (or the equivalent) or higher by Moody's); provided, in each case, such ratings are publicly available; provided, further, that in the event Moody's or S&P is no longer in existence for purposes of determining whether the iStar Notes are rated "Investment Grade," such organization may be replaced by a nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) designated by the Company, notice of which shall be given to the Trustee.

        "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

        "Measurement Date" means August 16, 2001.

        "Non-Recourse Indebtedness" means any of our or any of our Subsidiaries' Indebtedness that is:

  (1)
  specifically advanced to finance the acquisition of investment assets and secured only by the assets to which such Indebtedness relates without recourse to the Company or any of its Subsidiaries (other than subject to such customary carve-out matters for which the Company or its Subsidiaries acts as a guarantor in connection with such Indebtedness, such as fraud, misappropriation and misapplication, unless, until and for so long as a claim for payment or performance has been made thereunder (which has not been satisfied) at which time the obligations with respect to any such customary carve-out shall not be considered Non-Recourse Indebtedness, to the extent that such claim is a liability of the Company for GAAP purposes);

  (2)
  advanced to any of our Subsidiaries or group of our Subsidiaries formed for the sole purpose of acquiring or holding investment assets against, which a loan is obtained that is made without recourse to, and with no cross-collateralization against our or any of the Company's Subsidiaries' other assets (other than subject to such customary carve-out matters for which the Company or its Subsidiaries acts as a guarantor in connection with such Indebtedness, such as fraud, misappropriation and misapplication, unless, until and for so long as a claim for payment or performance has been made thereunder (which has not been satisfied) at which time the obligations with respect to any such customary carve-out shall not be considered Non-Recourse Indebtedness, to the extent that such claim is a liability of the Company for GAAP purposes) and upon complete or partial liquidation of which the loan must be correspondingly completely or partially repaid, as the case may be; or

  (3)
  specifically advanced to finance the acquisition of real property and secured by only the real property to which such Indebtedness relates without recourse to the Company or any of its Subsidiaries (other than subject to such customary carve-out matters for which the Company or its Subsidiaries acts as a guarantor in connection with such Indebtedness, such as fraud, misappropriation and misapplication, unless, until and for so long as a claim for payment or performance has been made thereunder (which has not been satisfied) at which time the obligations with respect to any such customary carve-out shall not be considered Non-Recourse Indebtedness, to the extent that such claim is a liability of the Company for GAAP purposes).

        "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnification, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Permitted Holder(s)" means SOFI-IV SMT Holdings, L.L.C., Starwood Capital Group, L.L.C. and each of their respective Affiliates.

        "Permitted Indebtedness" means, without duplication, each of the following:

  (1)
  Indebtedness under: (a) the Notes issued on March 9, 2004, (b) the Company's $350.0 million aggregate principal amount of 4.875% Senior Notes due 2009 that were issued on January 23, 2004, (c) the Company's $350.0 million aggregate principal amount of 6.0% Senior Notes due 2010 that were issued on December 12, 2003, (d) the Company's $150.0 million aggregate principal amount of 6.5% Senior Notes due 2013 that were issued on December 12, 2003, (e) the Company's $350.0 million aggregate principal amount of 8 3/4% Senior Notes due 2008 that were issued on the Measurement Date and (f) the Company's $185.0 million aggregate principal amount of 7.0% Senior Notes due 2008 that were issued in March and April of 2003;

  (2)
  Indebtedness incurred pursuant to the Existing Credit Agreements in an aggregate principal amount at any time outstanding not to exceed the maximum aggregate amount available under the Existing Credit Agreements in existence on the Measurement Date and as in effect on the Measurement Date reduced by any required permanent repayments (which are accompanied by a corresponding permanent commitment reduction) thereunder;

  (3)
  other Indebtedness of the Company and its Subsidiaries outstanding on the Measurement Date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

  (4)
  Interest Swap Obligations of the Company covering Indebtedness of the Company or any of its Subsidiaries and Interest Swap Obligations of any Subsidiary of the Company covering Indebtedness of such Subsidiary; provided, however, that such Interest Swap Obligations are entered into to protect the Company and its Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the Indenture to the extent the notional principal amount of such Interest Swap Obligation does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

  (5)
  Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

  (6)
  Indebtedness of a Subsidiary of the Company to the Company or to a Wholly Owned Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Wholly Owned Subsidiary of the Company;

  (7)
  Indebtedness of the Company to a Wholly Owned Subsidiary of the Company for so long as such Indebtedness is held by a Wholly Owned Subsidiary of the Company, in each case subject to no Lien; provided that: (a) any Indebtedness of the Company to any Wholly Owned Subsidiary of the Company is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Indenture and the iStar Notes; and (b) if as of any date any Person other than a Wholly Owned Subsidiary of the Company owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Company;

  (8)
  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

  (9)
  Indebtedness of the Company or any of its Subsidiaries represented by letters of credit for the account of the Company or such Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

  (10)
  Refinancing Indebtedness; and

  (11)
  additional Indebtedness of the Company and its Subsidiaries in an aggregate principal amount not to exceed $15.0 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under the Existing Credit Agreements).

        For purposes of determining compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (11) above or is entitled to be incurred pursuant to the second paragraph of such covenant, the Company shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the "Limitations on Incurrence of Additional Indebtedness" covenant.

        "Permitted Liens" means the following types of Liens:

  (1)
  Liens for taxes, assessments or governmental charges or claims either: (a) not delinquent; or (b) contested in good faith by appropriate proceedings and as to which the Company or its Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

  (2)
  statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

  (3)
  Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

  (4)
  judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

  (5)
  easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries;

  (6)
  any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

  (7)
  Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

  (8)
  Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

  (9)
  Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Subsidiaries, including rights of offset and set-off;

  (10)
  Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture; and

  (11)
  Liens securing Indebtedness under Currency Agreements.

        "Person" means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

        "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

        "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

        "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Refinancing Indebtedness" means any Refinancing by the Company or any Subsidiary of the Company of Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant (other than pursuant to clauses (2), (4), (5), (6), (7), (8), (9) or (11) of the definition of Permitted Indebtedness), in each case that does not:

  (1)
  result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing); or

  (2)
  create Indebtedness with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (i) if such Indebtedness being Refinanced is Indebtedness of the Company, then such Refinancing Indebtedness shall be Indebtedness solely of the Company, and (ii) if such Indebtedness being Refinanced is subordinate or junior to the iStar Notes, then such Refinancing Indebtedness shall be subordinate to the iStar Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

        "REIT" means Real Estate Investment Trust.

        "Secured Indebtedness" means any Indebtedness secured by a Lien upon the property of the Company or any of its Subsidiaries.

        "Senior Recourse Indebtedness" means all Indebtedness of the Company and its Subsidiaries (other than Indebtedness that is Non-Recourse Indebtedness and other than Subordinated Indebtedness).

        "Significant Subsidiary," with respect to any Person, means any Subsidiary of such Person that satisfies the criteria for a "significant subsidiary" set forth in Rule 1.02(w) of Regulation S-X under the Exchange Act.

        "Subordinated Indebtedness" means all of our and our Subsidiaries' Indebtedness that expressly provides that such Indebtedness shall be subordinated in right of payment to any other Indebtedness and matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control) on or after the final maturity date of the iStar Notes.

        "Subsidiary," with respect to any Person, means:

  (1)
  any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

  (2)
  any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

        "Total Unencumbered Assets" as of any date means the sum of:

  (1)
  those Undepreciated Real Estate Assets not securing any portion of Secured Indebtedness; and

  (2)
  all other assets (but excluding intangibles and accounts receivable) of the Company and its Subsidiaries not securing any portion of Secured Indebtedness determined on a consolidated basis in accordance with GAAP.

        "Undepreciated Real Estate Assets" means, as of any date, the cost (being the original cost to the Company or any of Subsidiaries plus capital improvements) of real estate assets of the Company and its Subsidiaries on such date, before depreciation and amortization of such real estate assets, determined on a consolidated basis in accordance with GAAP.

        "Unsecured Indebtedness" means any Indebtedness of the Company or any of its Subsidiaries that is not Secured Indebtedness.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (1) the then outstanding aggregate principal amount of such Indebtedness into; (2) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

        "Wholly Owned Subsidiary" of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a foreign Subsidiary, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Subsidiary of such Person.

PROPOSED AMENDMENTS TO THE TRINET NOTES

        We are soliciting consents to amend the indenture governing the TriNet Notes in order to eliminate or waive the restrictive covenants listed below. References to "the Company" in the text of the covenants are references to TriNet and references to "the Securities" are references to the TriNet Notes:

  •
  Section 801—Consolidations and Mergers of Company and Sales, Leases and Conveyances Permitted Subject to Certain Conditions;

  •
  Section 1004—Existence;

  •
  Section 1005—Maintenance of Properties;

  •
  Section 1006—Insurance;

  •
  Section 1007—Payment of Taxes and Other Claims;

  •
  Section 2.4—Limitations on Incurrence of Indebtedness; and

  •
  Section 2.15—Provision of Financial Information.

        Set forth below is the text of each of those sections:

TriNet Corporate Realty Trust, Inc.
7.70% Notes due 2017—Elimination or Waiver of Restrictive Covenants

        Section 801. Consolidations and Mergers of Company and Sales, Leases and Conveyances Permitted Subject to Certain Conditions.    The Company may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into any other corporation, provided that in any such case, (1) either the Company shall be the continuing corporation, or the successor corporation shall be a corporation organized and existing under the laws of the United States or a State thereof and such successor corporation shall expressly assume the due and punctual payment of the principal of (and premium or Make-Whole Amount, if any) and any interest on all of the Securities, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of this Indenture to be performed by the Company by supplemental indenture, complying with Article Nine hereof, satisfactory to the Trustee, executed and delivered to the Trustee by such corporation and (2) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or any Subsidiary as a result thereof as having been incurred by the Company or such Subsidiary at the time of such transaction, no Event of Default, and no event which, after notice or the lapse of time, or both, would become an Event of Default, shall have occurred and be continuing.

        Section 1004. Existence.    Subject to Article Eight, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, all material rights (by articles of incorporation, by-laws and statute) and material franchises; provided, however, that the Company shall not be required to preserve any such right or franchise if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company.

        Section 1005. Maintenance of Properties.    The Company will cause all of its material properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Company and its Subsidiaries shall not be prevented from selling or otherwise disposing of their properties for value in the ordinary course of business.

        Section 1006. Insurance.    The Company will cause each of its and its Subsidiaries' insurable properties to be insured against loss or damage in an amount at least equal to their then full insurable value with insurers of recognized responsibility.

        Section 1007. Payment of Taxes and Other Claims.    The Company will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (1) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of the Company or any Subsidiary, and (2) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any Subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

        Section 2.4. Limitations on Incurrence of Indebtedness.

(1)
The Company will not, and will not permit any Subsidiary to, incur any Indebtedness if, immediately after giving effect to the incurrence of such additional Indebtedness and the application of the proceeds thereof, the aggregate principal amount of all outstanding Indebtedness of the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 60% of the sum of (without duplication) (i) the Total Assets of the Company and its Subsidiaries as of the end of the calendar quarter covered in the Company's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Indebtedness and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by the Company or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Indebtedness.

(2)
In addition to the limitation set forth in subsection (1) of this Section 2.4, the Company will not, and will not permit any Subsidiary to, incur any Indebtedness if the ratio of Consolidated Income Available for Debt Service to the Annual Service Charge for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Indebtedness is to be incurred shall have been less than 2.0:1, on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Indebtedness and any other Indebtedness incurred by the Company and its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Indebtedness, had occurred at the beginning of such period; (ii) the repayment or retirement of any other Indebtedness by the Company and its Subsidiaries since the first day of such four-quarter period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such period); (iii) in the case of Acquired Indebtedness or Indebtedness incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and (iv) in the case of any acquisition or disposition by the Company or its Subsidiaries of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Indebtedness had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

(3)
In addition to the limitations set forth in subsections (1) and (2) of this Section 2.4, the Company will not, and will not permit any Subsidiary to, incur any Indebtedness secured by any Encumbrance upon any of the property of the Company or any Subsidiary if, immediately after giving effect to the incurrence of such additional Indebtedness and the application of the proceeds thereof, the aggregate principal amount of all outstanding Indebtedness of the Company and its Subsidiaries on a consolidated basis which is secured by any Encumbrance on property of the Company or any Subsidiary is greater than 40% of the sum of (without duplication) (i) the Total Assets of the Company and its Subsidiaries as of the end of the calendar quarter covered in the Company's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Indebtedness and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by the Company or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Indebtedness.

(4)
The Company and its Subsidiaries may not at any time own Total Unencumbered Assets equal to less than 185% of the aggregate outstanding principal amount of the Unsecured Indebtedness of the Company and its Subsidiaries on a consolidated basis.

(5)
For purposes of this Section 2.4, Indebtedness shall be deemed to be "incurred" by the Company or a Subsidiary whenever the Company or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof.

        Section 2.15. Provision of Financial Information.    Whether or not the Company is subject to Section 13 or 15(d) of the Exchange Act, the Company will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Section 13 or 15(d) if the Company were so subject, such documents to be filed with the Commission on or prior to the respective dates (the 'Required Filing Dates') by which the Company would have been required so to file such documents if the Company were so subject.

        The Company will also in any event (x) within 15 days of each Required Filing Date (i) if the Company is not then subject to Section 13 or 15(d) of the Exchange Act, transmit by mail to all Holders, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the annual reports and quarterly reports which the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections and (ii) file with the Trustee copies of annual reports, quarterly reports and other documents which the Company is required to file with the Commission or would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder.

TriNet Corporate Realty Trust, Inc.
7.70% Notes due 2017—Amendment of Events of Default

        We are also soliciting consents to amend Section 2.13(5) and (9)—"Events of Default" arising from defaults under other indebtedness and entries of judgments, orders or decrees—in order to conform it to the iStar indenture. The defined terms used in the proposed amendments will have the meanings given to them in the iStar indenture. See "Description of iStar Notes" for those definitions. Set forth below is the text of each of those subsections, as well as the text as it is proposed to be modified:

Existing Provision

        Section 2.13 Events of Default.

(5)
default under any bond, debenture, note, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company (or by any Subsidiary, the repayment of which the Company has guaranteed or for which the Company is directly responsible or liable as obligor or guarantor), having an aggregate principal amount outstanding of at least $10,000,000, whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 10 days after there shall have been given written notice, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 10% in principal amount of the Outstanding Securities of that series a written notice specifying such default and requiring the Company to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled and stating that such notice is a "Notice of Default" hereunder;

(9)
the entry by a court of competent jurisdiction of one or more judgments, orders or decrees against the Company or any of its Subsidiaries in an aggregate amount (excluding amounts covered by insurance) in excess of $10,000,000 and such judgements, orders or decrees remain undischarged, unstayed and unsatisfied in an aggregate amount (excluding amounts covered by insurance) in excess of $10,000,000 for a period of 30 consecutive days.

Proposed Amendments

        Section 2.13 Events of Default.

(5)
the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness (other than Non-Recourse Indebtedness) of the Company or any Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by the Company or such Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $20.0 million or more at an time;

(9)
one or more judgments in an aggregate amount in excess of $20.0 million shall have been rendered against the Company or any of its Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable (other than any judgments as to which, and only to the extent, a reputable insurance company has acknowledged coverage of such judgments in writing).

COMPARISON OF TRINET NOTES TO ISTAR NOTES

        The principal terms of the iStar Notes are set forth under the caption "Description of iStar Notes" on page 36 of this prospectus.

        The principal terms of the TriNet Notes, other than the covenants set forth under the caption "Proposed Amendments to the TriNet Notes" which we seek to eliminate, waive or amend, are as follows:

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  The TriNet Notes bear interest at rate of 7.70% per annum.

  •
  Interest on the TriNet Notes is paid semi-annually in arrears on January 15 and July 15 of each year.

  •
  The TriNet Notes mature on July 15, 2017.

  •
  The TriNet Notes may be redeemed at any time at the option of TriNet, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the TriNet Notes being redeemed plus accrued interest thereon to the redemption date and (ii) the make-whole amount, if any, with respect to the TriNet Notes.

        The make-whole amount is the excess of (i) the aggregate present value as of the date of the redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest that would have been payable if the redemption or accelerated payment had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the rate of .25% plus the arithmetic mean of the yields under the headings "This Week" and "Last Week" published in the Statistical Release under the caption "Treasury Constant Maturities" for the maturity corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid, from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made, over (ii) the aggregate principal amount of the TriNet Notes being redeemed or paid.

TRINET CORPORATE REALTY TRUST, INC.

        TriNet, a Maryland corporation, is a wholly-owned subsidiary of iStar that owns corporate facilities that are leased back to creditworthy corporate customers. TriNet's net leased assets are generally mission-critical headquarters or distribution facilities that are subject to long-term leases with rated corporate credit tenants, and which generally provide for all expenses at the property to be paid by the corporate tenant on a triple net lease basis. Corporate tenant lease transactions have terms generally ranging from ten to 20 years and typically range in size from $20 million to $150 million. As of September 30, 2004, TriNet's investments consisted of 67 facilities principally subject to net leases to approximately 99 customers, comprising 7.8 million square feet in 17 states. Of the 67 facilities, there is one facility held in one unconsolidated joint venture.

        TriNet became a wholly-owned subsidiary of iStar through a merger on November 4, 1999.

        TriNet is engaged in a competitive business. In originating and acquiring assets, TriNet competes with public and private companies, including finance companies, mortgage banks, pension funds, savings and loan associations, insurance companies, institutional investors, investment banking firms and other lenders and industry participants, as well as individual investors. Existing industry participants and potential new entrants compete with TriNet for the available supply of investments suitable for origination or acquisition, as well as for debt and equity capital. Certain of TriNet's competitors are larger than TriNet, have longer operating histories, may have access to greater capital and other resources, may have management personnel with more experience than the officers of TriNet, and may have advantages over TriNet in conducting certain businesses and providing certain services.

Properties

        TriNet maintains an office at One Embarcadero Center San Francisco, CA 94111. Its telephone number, general facsimile number and web address are (415) 391-4300, (415) 391-6259 and www.istarfinancial.com, respectively. The lease for TriNet's office space expires in March 2008.

Legal Proceedings

        TriNet is not a party to any material litigation or legal proceedings, or to the best of its knowledge, any threatened litigation or legal proceedings which, in the opinion of management, individually or in the aggregate, would have a material adverse effect on its results of operations or financial condition.

BOOK ENTRY, DELIVERY AND FORM

        The certificates representing the iStar Notes will be issued in fully registered form without interest coupons.

        The iStar Notes sold will initially be represented by permanent global iStar Note in fully registered form without interest coupons (each a "Restricted Global Note") and will be deposited with the Trustee as a custodian for The Depository Trust Company ("DTC") and registered in the name of a nominee of such depositary.

        Upon the issuance of a Global Note, DTC or its nominee will credit the accounts of persons holding through it with the respective principal amounts of the iStar Notes represented by such Global Note received by such persons in the exchange offer. Such accounts shall be designated by the initial purchasers. Ownership of beneficial interests in a Global Note will be limited to persons that have accounts with DTC ("participants") or persons that may hold interests through participants. Any person acquiring an interest in a Global Note through an offshore transaction in reliance on Regulation S of the Securities Act may hold such interest through Cedel or Euroclear. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in such Global Note other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Note.

        Payment of principal of and interest on iStar Notes represented by a Global Note will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the iStar Notes represented thereby for all purposes under the indenture. We have been advised by DTC that upon receipt of any payment of principal of or interest on any Global Note, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Note as shown on the records of DTC. Payments by participants to owners of beneficial interests in a Global Note held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

        A Global Note may not be transferred except as a whole by DTC or a nominee of DTC to a nominee of DTC or to DTC. A Global Note is exchangeable for certificated iStar Notes only if (a) DTC notifies us that it is unwilling or unable to continue as a depositary for such Global Note or if at any time DTC ceases to be a clearing agency registered under the Exchange Act, (b) we in our discretion at any time determine not to have all the iStar Notes represented by such Global Note, or (c) there shall have occurred and be continuing a default or an event of default with respect to the iStar Notes represented by such Global Note. Any Global Note that is exchangeable for certificated

iStar Notes pursuant to the preceding sentence will be exchanged for certificated iStar Notes in authorized denominations and registered in such names as DTC or any successor depositary holding such Global Note may direct. Subject to the foregoing, a Global Note is not exchangeable, except for a Global Note of like denomination to be registered in the name of DTC or any successor depositary or its nominee. In the event that a Global Note becomes exchangeable for certificated iStar Notes, (a) certificated iStar Notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof, (b) payment of principal of, and premium, if any, and interest on, the certificated iStar Notes will be payable, and the transfer of the certificated iStar Notes will be registerable, at our office or agency maintained for such purposes and (c) no service charge will be made for any registration of transfer or exchange of the certificated iStar Notes, although we may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

The Global Notes

        We expect that pursuant to procedures established by DTC (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the initial purchasers and ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

        So long as DTC, or its nominee, is the registered owner or holder of the iStar Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the iStar Notes represented by such Global Notes for all purposes under the Indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the Indenture with respect to the iStar Notes.

        Payments of the principal of, premium (if any), interest (including Additional Interest) on, the Global iStar Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

        We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, interest (including Additional Interest) on the Global Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

        Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell the iStar Notes to persons in states which require physical delivery of the iStar Notes, or to pledge such securities, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

        DTC has advised us that it will take any action permitted to be taken by a holder of Notes (including the presentation of the iStar Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the iStar Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Notes for Certificated Securities, which it will distribute to its participants.

        DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

        Certificated Securities shall be issued in exchange for beneficial interests in the Global Notes (i) if requested by a holder of such interests or (ii) if DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by us within 90 days.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

        The following discussion constitutes the opinion of Clifford Chance US LLP, counsel to iStar Financial Inc. as to the United States federal income tax consequences anticipated to be material to an investor in considering whether to exchange its TriNet Notes, including a summary of (i) the U.S. federal income tax consequences expected to result from the tender or non-tender of the TriNet Notes for the iStar Notes in the exchange offer, and (ii) the U.S. federal income tax consequences expected to result from the ownership and disposition of the iStar Notes by holders who hold the iStar Notes as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), subject to the qualifications set forth below and contained herein.

        This discussion is based on the Code, current, temporary and proposed Treasury regulations promulgated under the Code, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service (the "IRS"), and court decisions, all as of the date of this prospectus. The administrative interpretations and practices of the IRS upon which this summary is based include its practices and policies as expressed in private letter rulings which are not binding on the IRS, except with respect to the taxpayers who requested and received such rulings. Future legislation, Treasury regulations, administrative interpretations and practices, and court decisions may affect the tax consequences contained in this summary, possibly on a retroactive basis. We have not requested, and do not plan to request, any rulings from the IRS concerning our tax treatment or the tax consequences contained in this summary, and the statements in this prospectus are not binding on the IRS or a court. Thus, we can provide no assurance that the tax consequences contained in this summary will not be challenged by the IRS or sustained by a court if so challenged.

        The U.S. federal income tax treatment of a holder of iStar Notes may vary depending upon such holder's particular situation. Certain holders (including, but not limited to, banks, certain financial institutions, persons who mark-to-market the Notes, partnerships or other passthrough entities, insurance companies, broker-dealers, expatriates and persons holding the Notes as part of a "straddle," "hedge" or "conversion transaction") may be subject to special rules not discussed below.

        PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE EXCHANGE OFFER AND THE, OWNERSHIP AND DISPOSITION OF THE iSTAR NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX LAWS OR TAX TREATIES.

        As used herein, the term "U.S. Holder" means a beneficial owner of iStar Notes that is for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation or other entity treated as a corporation created or organized in or under the laws of the United States or of any political subdivision thereof;

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  an estate whose income is subject to United States federal income tax regardless of its source;

  •
  a trust, if both: (1) a court within the United States is able to exercise primary supervision over the administration of the trust; and (2) one or more United States persons have the authority to control all substantial decisions of the trust; or

  •
  one of certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date, that elect to continue to be treated as United States persons.

        As used herein, the term "Non-U.S. Holder" means a beneficial owner of iStar Notes that is, for U.S. federal tax purposes, either a nonresident alien or a corporation, estate or trust that is not a U.S. Holder.

        This discussion does not address the tax consequences applicable to partnerships (or any other entity treated as a partnership for U.S. federal income tax purposes). A holder of TriNet Notes or iStar Notes that is neither a U.S. Holder nor a Non-U.S. Holder should consult its own tax advisor.

Taxation of U.S. Holders

        Taxation of an Early Consenting Holder.    The tax treatment of an exchanging U.S. Holder that is an early consenting holder will depend initially upon whether the exchange offer creates a deemed exchange of the TriNet Notes for U.S. federal income tax purposes. If the exchange does not result in a deemed exchange, then a U.S. Holder will not recognize any gain or loss for U.S. federal income tax purposes, and such holder will continue to have the same adjusted tax basis and holding period in the iStar Notes as it had in the TriNet Notes.

        Treasury regulations specifically address whether or not the modification of the terms of a debt instrument will result in a deemed exchange of that debt instrument for U.S. federal income tax purposes. Generally, the modification of the terms of a debt instrument will be treated as a deemed exchange of an old debt instrument for a new debt instrument if such modification results in a "significant" modification. The Treasury regulations provide detailed provisions regarding the circumstances under which a modification may be deemed significant. In particular, a change in the yield of a debt instrument is a significant modification if the yield under the modified debt instrument varies from the yield on the unmodified debt instrument by more than the greater of 25 basis point or five percent of the annual yield of the unmodified instrument.

        Based on the foregoing and our expectation that the yield of the iStar Notes for an early consenting holder will not vary from the yield of the TriNet Notes in excess of de minimis amount described above, we believe that the exchange will not result in a deemed exchange of the TriNet Notes for the iStar Notes to an early consenting holder for U.S. federal income tax purposes. As a result, subject to the discussion of the consent amount below, a U.S. Holder that is an early consenting holder should not recognize any gain or loss for U.S. federal income tax purposes, except to the extent such Holder receives cash in lieu of a fractional iStar Note, and such Holder should continue to have the same adjusted tax basis and holding period in the New Notes after such modifications as it had in the Notes prior to such modifications.

        If a U.S. Holder receives cash in lieu of a fractional iStar Note, such U.S. Holder will be treated as if such U.S. Holder redeemed such fractional iStar Note for cash. The U.S. Holder will recognize gain or loss equal to the difference between the cash received and that portion of such U.S. Holder's adjusted tax basis in the iStar Notes attributable to the fractional iStar Note.

        Taxation of a Late Consenting Holder.    If a U.S. Holder is a late consenting holder, we expect that the yield of the iStar Notes received by such a Holder will vary from the yield of the TriNet Notes exchanged therefor by more than the greater of 25 basis points or five percent of the annual yield of the TriNet Notes. As a result, we believe that the exchange will result in a deemed exchange of the TriNet Notes to a late consenting holder for federal income tax purposes. Such an exchange generally is taxable to the U.S. Holders, unless the exchange qualifies as a recapitalization of the issuer under Section 368(a)(1)(E) of the Code. Although the TriNet Notes and the iStar Notes are issued by two different corporations for state law purposes, for U.S. federal income tax purposes the issuer of both the TriNet Notes and the iStar Notes is a single corporation, iStar Financial Inc. Accordingly, while not free from doubt due to a lack of guidance on the treatment of an exchange of securities between two separate legal entities that are treated as a single entity for federal income tax purposes under the Code, we believe that the exchange by a late consenting holder should qualify as a recapitalization of iStar Financial Inc. for U.S. federal income tax purposes.

        If the exchange qualifies for treatment as a recapitalization, a U.S. Holder in the exchange that is a late consenting holder should not recognize any gain or loss, unless the U.S. Holder receives cash or

"other property" in the exchange. For purposes of the recapitalization rules, the amount of "other property" received in the exchange includes the excess of the principal amount of the TriNet Notes surrendered over the principal amount of the iStar Notes received in the exchange, including the portion of any iStar Notes received in the exchange attributable to the consent amount (the "excess principal amount"). Although the matter is not free from doubt, we believe, and intend to take the position that, the principal amount of a TriNet Note is equal to its adjusted issue price (i.e. $996.06 per $1000 of stated principal amount), and not its face amount (i.e. $1,000) and the principal amount of an iStar Note will be equal to the stated principal amount of such note. If the principal amount of a TriNet Note is equal to its face amount, an exchanging U.S. Holder's "excess principal amount" would be less.

        Based on market information currently available, we expect that an exchanging holder of TriNet Notes will receive iStar Notes with an excess principal amount as described above. Accordingly, a U.S. Holder that is a late consenting holder should recognize gain (but not loss) in an amount equal to the lesser of (i) the fair market value of the excess principal amount, and (ii) the U.S. Holder's gain realized on the exchange determined by comparing the value of all property (including the excess principal amount) received by the U.S. Holder with the U.S. Holder's adjusted tax basis in the TriStar Notes. Such U.S. Holder's adjusted tax basis in a TriNet Note generally equals the price such holder paid therefor, increased by the amount of any market discount previously included in income by such U.S. Holder with respect to such TriNet Note, and reduced (but not below zero) by any amortizable bond premium previously amortized with respect to the Note. Such a U.S. Holder's TriNet Note would have "market discount" if the U.S. Holder acquired the TriNet Note subsequent to its original issuance at a price lower (by more than a statutorily defined de minimis amount) than the stated redemption price at maturity of such TriNet Note. An iStar Note that is exchanged for a TriNet Note with market discount will continue to accrue market discount over its term. Any gain recognized by a U.S. Holder with respect to a TriNet Note with market discount in the exchange generally will be subject to tax as ordinary income to the extent of the market discount accruing during such U.S. Holder's period of ownership of the TriNet Note. This rule will not apply to a U.S. Holder who previously had elected to include market discount in income as it accrued for U.S. federal income tax purposes.

        In addition to the foregoing, if a U.S. Holder that is a late consenting holder receives cash in lieu of a fractional iStar Note, such U.S. Holder will be treated as if such fractional iStar Note were received in the tax-free recapitalization and then redeemed for cash. The U.S. Holder would recognize gain or loss equal to the difference between the cash received and that portion of such Holder's tax basis in the iStar Notes attributable to fractional securities.

        Any gain realized by a U.S. Holder in the exchange will be capital gain (except to the extent attributable to accrued market discount on the TriNet Notes that is treated as ordinary income under the rules applicable to market discount notes), and will be long-term capital gain if the U.S. Holder's holding period in the TriNet Notes is more than one year. Long-term capital gain recognized by a non-corporate U.S. Holder generally will be subject to a tax at a preferential rate not to exceed 15%.

        The iStar Notes will have a holding period that includes the period during which the U.S. Holder held the TriNet Notes.

        If a U.S. Holder that is a late consenting holder recognizes gain by reason of the treatment of the excess principal amount as "other property," the computation of the U.S. Holder's tax basis and holding period in the iStar Notes received is unclear. A U.S. Holder may be treated as the holder a separate debt instrument equal to the excess principal amount, which instrument would have a new holding period beginning the day after the exchange and a tax basis equal to the amount of gain recognized by the U.S. Holder as a result of the receipt of such U.S. property. A U.S. Holder's tax basis in the remaining portion of the iStar Notes should generally equal its adjusted tax basis in the TriNet Notes exchanged, decreased by the fair market value of the excess principal amount received and increased by the amount of gain which the U.S. Holder recognized as taxable gain on the exchange. A U.S. Holder's holding period in this portion of the iStar Notes should include its holding period in the TriNet Notes exchanged therefor. U.S. Holders are strongly urged to consult their own tax advisors in order to determine the holding period for and adjusted tax basis in the iStar Notes received in the exchange offer and any alternative federal income tax treatments.

        If a U.S. Holder has an adjusted tax basis in the iStar Notes that exceeds the stated principal amount of the iStar Notes, the iStar Notes will have bond premium to the extent of that excess. A U.S. Holder generally may elect to amortize this bond premium on a constant yield basis. A U.S. holder who elects to amortize bond premium may offset each interest payment on the iStar Note by the portion of the bond premium allocable to such payment and must reduce its adjusted tax basis in such iStar Note by the amount of the premium so amortized. A U.S. Holder that acquired its TriNet Notes at a market discount generally will be required to carry over to the iStar Notes any accrued market discount with respect to the TriNet Notes to the extent that the accrued market discount was not previously included in income or recognized in the exchange.

        If the exchange does not qualify for treatment as a recapitalization, a U.S. Holder that is a late consenting holder would recognize gain or loss for U.S. federal income tax purposes upon the exchange in an amount equal to the difference between (i) the issue price of the iStar Notes received in exchange for the TriNet Notes, and (ii) the holder's adjusted tax basis in the TriNet Notes on the date of the exchange. We believe, and intend to take the position that, the iStar Notes are not publicly traded and, therefore, the issue price of the iStar Notes will be their stated principal amount. Such gain or loss generally would be capital gain (except to the extent attributable to accrued market discount on the TriNet Notes that is treated as ordinary income under the rules applicable to market discount notes), and would be long-term capital gain if the U.S. Holder's holding period in the TriNet Notes was more than one year on the date of the exchange.

        Treatment of the Consent Amount.    Notwithstanding the foregoing, the U.S. federal income tax consequences of the receipt of the consent amount is unclear due to a lack of authority on point, and consequently no opinion is being rendered as to the federal income tax treatment of the consent amount. While we intend to take the position that the consent amount should be treated as part of the principal amount of the iStar Notes received in the exchange, the IRS could take the position that the consent amount is a separate payment in the nature of a fee paid for such holder's early tender of the TriNet Notes. If the IRS were successful in making such an assertion, the exchange of TriNet Notes for iStar Notes by a U.S. Holder that is an early consenting holder would be treated for U.S. federal income tax purposes in the same manner as the exchange of TriNet Notes for iStar Notes by a late consenting holder as discussed above as a result of the larger change in yield due to the reduced principal amount received. Thus, a U.S. Holder that is an early consenting holder may be required to recognize gain as a result of the exchange. In addition, the early consenting holder generally would be treated as having ordinary income in an amount equal to the fair market value of the consent amount. U.S. Holders that are early consenting holders are strongly urged to consult their own tax advisors regarding the U.S. federal income tax treatment of the consent amount and its possible characterization as a separate payment in the nature of a fee.

        Taxation of a Non-Exchanging U.S. Holder.    The tax treatment of a U.S. Holder of TriNet Notes that does not participate in the exchange will depend on whether the modifications to the restrictive covenants and other provisions of the TriNet Notes described in this registration statement are "significant" and, therefore, constitute a deemed exchange of the TriNet Notes for new TriNet notes for U.S. federal income tax purposes. We believe that the proposed modifications to the TriNet Notes should not result in a deemed exchange, because, based on all the facts and circumstances, such modifications have not altered the legal rights and obligations of the noteholders in a manner or to a degree that is economically significant or would be treated as a "significant" modification for U.S. federal income tax purposes. As a result, a U.S. Holder should not recognize any gain or loss for U.S.

federal income tax purposes, and such holder should continue to have the same adjusted tax basis and holding period in the TriNet Notes after such modifications as it had in the TriNet Notes prior to such modifications.

  Taxation of a Holder of iStar Notes

        Payments of Interest.    Interest on an iStar Note generally will be taxable to a U.S. Holder as ordinary income at the time it accrues or is received, in accordance with the U.S. Holder's regular method of accounting for United States federal income tax purposes.

        Sale, Retirement or Other Taxable Disposition.    In general, a U.S. Holder of an iStar Note will recognize gain or loss upon the sale, retirement or other taxable disposition of an iStar Note in an amount equal to the difference between:

  •
  the amount of cash and the fair market value of property received in exchange therefor (except to the extent attributable to the payment of accrued and unpaid interest or accrued market discount on such Note, which generally will be taxable to a U.S. Holder as ordinary income as described above); and

  •
  the U.S. Holder's adjusted tax basis in such iStar Note.

        A U.S. Holder's adjusted tax basis in an iStar Note generally will be equal to its adjusted tax basis in a TriNet Note, as adjusted for the recognition of any gain on the exchange as discussed above, increased by the amount of any market discount included in income by such U.S. Holder since the receipt of the iStar Note, and reduced (but not below zero) by any amortizable bond premium amortized with respect to the iStar Note. Capital gain recognized by a non-corporate U.S. Holder from the sale of a capital asset that has been held for more than one year generally will be subject to tax at a rate not to exceed 15% (or 20% for dispositions after 2008), whereas capital gain recognized by a non-corporate U.S. Holder from the sale of a capital asset held for one year or less generally will be subject to tax at ordinary income tax rates. Capital gain recognized by a corporate U.S. Holder will be subject to tax at the ordinary income tax rates applicable to corporations regardless of the corporation's holding period. The ability of a U.S. Holder to deduct a capital loss is subject to limitations under the Code.

Taxation of Non-U.S. Holders

        A Non-U.S. Holder generally will not be subject to United States federal income or withholding tax on payments of interest on an iStar Note if such payments are not effectively connected with the conduct of a U.S. trade or business and the holder submits the statement described below, unless such Non-U.S. Holder (i) owns directly, or by attribution, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) is a controlled foreign corporation related to us, or (iii) is a bank as to which the interest represents interest received on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, in which case such interest will be subject to a 30% withholding tax (unless reduced or eliminated by an applicable treaty).

        To qualify for the exemption from the withholding tax (or to claim the elimination or reduction of the withholding tax under a treaty), the last United States payor in the chain of payment prior to payment to a Non-U.S. Holder (the "Withholding Agent") must have received, before payment, a statement that:

  •
  is signed by the Non-U.S. Holder under penalties of perjury;

  •
  certifies that the Non-U.S. Holder is not a U.S. Holder; and

  •
  provides the name and address of the Non-U.S. Holder.

Certain additional information may be required to claim the elimination or reduction in withholding tax under a treaty.

        The statement may be made on an IRS Form W-8BEN or a substantially similar form, and the Non-U.S. Holder must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If an iStar Note is held through a securities clearing organization or certain other financial institutions, the beneficial owner of the iStar Note must provide the above statement to such organization or institution.

        In addition, a Non-U.S. Holder generally will not be subject to United States federal withholding tax on any amount which constitutes gain upon retirement or disposition of an iStar Note. Such gain generally will also not be subject to United States federal income tax unless the gain is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder or, in the case of a Non-U.S. Holder who is an individual, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met.

        If interest and other payments received by a Non-U.S. Holder with respect to the iStar Notes (including proceeds from a sale, retirement or other disposition of the iStar Notes) are effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States, such Non-U.S. Holder will generally not be subject to United States federal withholding tax (provided the Non-U.S. Holder has provided the Withholding Agent with a valid IRS Form W-8ECI) and will generally be subject to the rules described above for a U.S. Holder (subject to any modification provided under an applicable income tax treaty). Such Non-U.S. Holder may also be subject to the "branch profits tax" if such holder is a corporation.

Backup Withholding

U.S. Holders

        Certain non-corporate U.S. Holders may be subject to backup withholding on payments of principal and interest on, and the proceeds of the disposition of, the iStar Notes, if the U.S. Holder:

  •
  fails to furnish on a properly completed IRS Form W-9 (or substantially similar form) its taxpayer identification number ("TIN"), which, for an individual, would be his or her Social Security number;

  •
  furnishes an incorrect TIN;

  •
  is notified by the IRS that it has failed to report payments of interest or dividends; or

  •
  under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding tax for failure to report interest or dividend payments.

        In addition, such payments of principal, interest and disposition proceeds to U.S. Holders will generally be subject to information reporting. U.S. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

Non-U.S. Holders

        We must report annually to the IRS and to each Non-U.S. Holder any interest on the iStar Notes that is subject to withholding or that is exempt from U.S. withholding tax pursuant to a tax treaty or the "portfolio interest" exemption. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

        Backup withholding and other information reporting generally will not apply to payments of interest made to a Non-U.S. Holder of an iStar Note who provides a properly completed IRS Form W-8BEN (or a substantially similar form) or otherwise establishes an exemption from backup withholding. Payments of principal or the proceeds of a disposition of the iStar Notes by or through a United States office of a broker generally will be subject to backup withholding and information reporting unless the Non-U.S. Holder certifies its status as a Non-U.S. Holder under penalties of perjury (and certain other conditions are met) or otherwise establishes an exemption. Payments of principal or the proceeds of a disposition of the iStar Notes by or through a foreign office of a United States broker or foreign broker with certain relationships to the United States generally will be subject to information reporting (but not backup withholding). However, the Non-U.S. Holder may be required to establish an exemption.

        Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States federal income tax liability provided the required information is furnished to the IRS.

LEGAL MATTERS

        The legality of the Notes offered by this prospectus will be passed upon for us by Clifford Chance US LLP, New York, New York. Clifford Chance US LLP will rely upon the opinion of Venable LLP with respect to certain matters of Maryland law. Certain matters will be passed upon for the dealer manager by Skadden, Arps, Slate, Meagher & Flom LLP.

EXPERTS

        The financial statements and financial statement schedules incorporated in this prospectus by reference to iStar Financial Inc.'s Current Report on Form 8-K dated December 10, 2004, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        We disclose important information to you by referring you to documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus, and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we close this offering. The documents we incorporate by reference are:

  (1)
  iStar Financial Inc.'s Annual Report on Form 10-K for fiscal year ended December 31, 2003.

  (2)
  iStar Financial Inc.'s Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004 and September 30, 2004.

  (3)
  iStar Financial Inc.'s Current Reports on Form 8-K dated January 15, 2004 (filed on January 16, 2004), February 26, 2004, March 2, 2004, March 5, 2004, March 25, 2004, March 25, 2004, December 10, 2004 and January 20, 2005.

  (4)
  iStar Financial Inc.'s Definitive Proxy Statement dated April 28, 2004.

        We will, upon request, provide to each person to whom a copy of this prospectus is delivered a copy of any or all of the information that has been incorporated by reference in this prospectus, but not delivered with this prospectus. We will provide this information at no cost to the requestor upon written or oral request addressed to iStar Financial Inc., 1114 Avenue of the Americas, New York, New York 10036, attention: Investor Relations Department (Telephone: (212) 930-9400).

ANNEX A

FORMULA TO DETERMINE EXCHANGE PRICE FOR TRINET NOTES

Definitions
YLD	=	0.05740, the exchange yield expressed as a decimal number.
CPN	=	0.07700, the nominal rate of interest payable on the TriNet Notes expressed as a decimal number.
N	=	25, the number of regular semi-annual interest payments from, but excluding, the assumed settlement date of this example to, and including July 15, 2017, the maturity date of the TriNet Notes.
S	=
46, the number of days from January 15, 2004, the most recent semi-annual interest payment date to March 1, 2005, the assumed settlement date of this example. The number of days is computed using the 30/360-day count method.
exp	=	exponentiate. The term to the left of "exp" is raised to the power indicated by the term to the right of "exp."
PRICE	=	the exchange price per $1,000 principal amount of the TriNet Notes. The exchange price is rounded to the nearest cent.
PRICE	=	1000 X (CPN/2) X [1 – (1 + YLD/2) exp (– N)]/(YLD/2) X [(1 + YLD/2) exp (S/180)] + 1000 X [(1 + YLD/2) exp (– N)] X [(1 + YLD/2) exp (S/180)]

APPLICATION OF FORMULA TO DETERMINE EXCHANGE PRICE
FOR THE 7.70% SENIOR NOTES DUE 2017

Coupon	7.70%
Maturity date:	July 15, 2017
Reference U.S. Treasury Security:	U.S. 4.25% due November 15, 2014
Fixed spread:	160 bps
Assumed settlement date:	March 1, 2005
Example
Assumed Reference U.S. Treasury yield as of pricing time:	4.140%
Fixed spread:	1.600%
Reference yield:	5.740%
YLD:	0.05740
CPN:	0.07700
N:	25
S:	46
PRICE:	$1,181.66

A-1

ANNEX B

FORMULA TO DETERMINE NEW ISSUE PRICE FOR ISTAR NOTES

Definitions
YLD	=	0.05390, the exchange yield expressed as a decimal number.
CPN	=	0.05700, the nominal rate of interest payable on the iStar Notes expressed as a decimal number.
N	=	18, the number of regular semi-annual interest payments from, but excluding, the assumed settlement date of this example to, and including March 1, 2014, the maturity date of the iStar Notes.
S	=
0, the number of days from March 1, 2005, the most recent semi-annual interest payment date to March 1, 2005, the assumed settlement date of this example. The number of days is computed using the 30/360-day count method.
exp	=	exponentiate. The term to the left of "exp" is raised to the power indicated by the term to the right of "exp."
PRICE	=	the new issue price per $1,000 principal amount of the iStar Notes. The new issue price is rounded to the nearest cent.
PRICE	=	1000 X (CPN/2) X [1 – (1 + YLD/2) exp (– N)]/(YLD/2) X [(1 + YLD/2) exp (S/180)] + 1000 X [(1 + YLD/2) exp (– N)] X [(1 + YLD/2) exp (S/180)]

APPLICATION OF FORMULA TO DETERMINE NEW ISSUE PRICE
FOR THE 5.70% NOTES DUE 2014

Coupon	5.70%
Maturity date:	March 1, 2014
Reference U.S. Treasury Security:	U.S. 4.25% due November 15, 2014
Fixed spread:	125 bps
Assumed settlement date:	March 1, 2005
Example
Assumed Reference U.S. Treasury yield as of pricing time:	4.140%
Fixed spread:	1.250%
Reference yield:	5.390%
YLD:	0.05390
CPN:	0.05700
N:	18
S:	0
PRICE:	$1,021.88

B-1

No person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information and representations must not be relied upon as having been autorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securites other than the securites to which it relates or any offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been change in our affairs since the date hereof or that the information contained herein is correct as of any time subsequent the date hereof.

        Manually signed copies of the consent and letter of transmittal will be accepted. The consent and letter of transmittal and any other required documents should be sent or delivered by each noteholder or such noteholder's broker, dealer, commerical bank or other nominee to the exchange agent at one of the addresses set forth below.

The Exchange Agent for the Exchange Offer and Consent Solicitation is:

Computershare Trust Company
of New York

Wall Street Station P.O. Box 1010 New York, NY 10268-1010	Wall Street Plaza 88 Pine Street, 19th Floor New York, NY 10005

        Questions and requests for assistance or for additional copies of this prospectus and the consent and letter of transmittal may be directed to the Information Agent at the telephone number and address listed below. You may also contact our broker, dealer, commercial bank, trust company or other nominee for assistance concerning the exchange offer and consent solicitation.

The Information Agent for the Exchange Offer and Consent Solicitation is:

17 State Street – 10th Floor
New York, NY 10004
Banks and Brokers Call 212.440.9800
All others call Toll-Free 1.866.873.6993

The Dealer Manager for the Exchange Offer and Solicitation Agent for the Consent Solicitation is:

Bear, Stearns & Co. Inc.

Global Liability Management Group
383 Madison Avenue, 8th Floor
New York, New York 10179
(877) 696-BEAR (toll free)
(877) 696-2327

QuickLinks

TABLE OF CONTENTS
QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER AND CONSENT SOLICITATION
PROSPECTUS SUMMARY
iStar Financial Inc.
Recent Developments
The Exchange Offer and Consent Solicitation
Summary Description of the iStar Notes
RISK FACTORS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF OTHER INDEBTEDNESS
THE EXCHANGE OFFER AND CONSENT SOLICITATION
Hypothetical Exchange Ratio Calculation
DESCRIPTION OF THE ISTAR NOTES
PROPOSED AMENDMENTS TO THE TRINET NOTES
COMPARISON OF TRINET NOTES TO ISTAR NOTES
TRINET CORPORATE REALTY TRUST, INC.
BOOK ENTRY, DELIVERY AND FORM
MATERIAL FEDERAL INCOME TAX CONSEQUENCES
LEGAL MATTERS
EXPERTS
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
  ANNEX A
FORMULA TO DETERMINE EXCHANGE PRICE FOR TRINET NOTES
APPLICATION OF FORMULA TO DETERMINE EXCHANGE PRICE FOR THE 7.70% SENIOR NOTES DUE 2017
  ANNEX B
FORMULA TO DETERMINE NEW ISSUE PRICE FOR ISTAR NOTES
APPLICATION OF FORMULA TO DETERMINE NEW ISSUE PRICE FOR THE 5.70% NOTES DUE 2014